UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

FORESTAR GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2010

To Forestar Stockholders:

When and Where the Annual Meeting of Stockholders Will be Held	The 2010 annual meeting of our stockholders will be held at our offices located at 6300 Bee Cave Road, Building Two, Austin, Texas 78746, on Tuesday, May 11, 2010, at 9:00 a.m. local time.

Purposes of the Meeting	The meeting will be held for the following purposes:

1. To elect the four nominees named in the attached proxy statement as directors to serve on our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

2. To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

3. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2010.

4. To transact any other business that is properly raised for discussion at the annual meeting or any later meeting if the annual meeting is adjourned or postponed.

Who Can Attend and Vote	Our Board of Directors has fixed the close of business on March 15, 2010 as the record date for determining who is a stockholder entitled to receive notices about the annual meeting and to vote at the annual meeting or any later meeting if the annual meeting is adjourned or postponed. Only stockholders who own stock on the record date are entitled to receive notices about the annual meeting and to vote at the annual meeting.

If you need help in voting your shares, please call D. F. King & Co., Inc., our proxy solicitation firm, at (800) 714-3312.

David M. Grimm
Executive Vice President, General Counsel and Secretary

March 31, 2010
Austin, Texas

Your vote is important. You are invited to attend the meeting in person. If you need directions to the meeting location, you may contact our Corporate Secretary by phone at (512) 433-5200 or by mail at the address noted above. Whether or not you plan to attend, and no matter how many shares you own, please mark your vote on the enclosed proxy card, sign it, date it, and return it by mail or vote by telephone or on the internet. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, if you wish, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Corporate Secretary a written revocation or a proxy with a later date or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions under Questions and Answers About the Annual Meeting — How can I change or revoke my vote?

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 11, 2010. The 2010 Proxy Statement, along with our Annual Report on Form 10-K for 2009, are available at http://investor.forestargroup.com/phoenix.zhtml?c=216546&p=irol-irhome.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
How are we asking for your vote?	1
Who is entitled to vote at the annual meeting?	1
What matters will be voted on at the annual meeting?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1
How can I vote my shares before the annual meeting?	1
How will my shares be voted if I give my proxy but do not specify how my shares should be voted?	2
If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me if I do not instruct my broker how to vote my shares?	2
Can I vote in person at the annual meeting?	2
How can I change or revoke my vote?	2
What is the “quorum” for the annual meeting and what happens if a quorum is not present?	3
What is an “abstention” and how would it affect the vote?	3
What is a broker “non-vote” and how would it affect the vote?	3
What are the voting requirements to elect directors and approve the proposals described in the proxy statement?	3
Who will conduct and pay for the proxy solicitation?	4
Who will count the votes?	4
What is our confidential voting policy?	4
SPIN-OFF	4
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS	5
Security Ownership of Certain Beneficial Owners	5
Security Ownership of Management	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
ELECTION OF DIRECTORS	7
Director Qualifications	8
Nominees	8
Nominees for Directors to be Elected at the 2010 Annual Meeting of Stockholders to Serve Until 2013	8
Continuing Directors	10
Directors to Serve Until the 2011 Annual Meeting of Stockholders	10
Directors to Serve Until the 2012 Annual Meeting of Stockholders	11
How Nominees Are Selected	11
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	12
Related Party Transaction Policy	12
BOARD MATTERS	12
Board Leadership Structure	12
Risk Oversight	13
Audit Committee	14
Management Development and Executive Compensation Committee	14
Compensation Committee Interlocks and Insider Participation	15
Nominating and Governance Committee	15
Executive Committee	16
Director Independence	16
Board Meetings	17
Other Corporate Governance Matters	17
Policies on Business Conduct and Ethics	17
Communications with Directors	17

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ii

iii

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How are we asking for your vote?

Our Board of Directors seeks your proxy for use in voting at our 2010 annual meeting of stockholders to be held on Tuesday, May 11, 2010, at 9:00 a.m., local time, and at any later meeting if the annual meeting is adjourned or postponed. This proxy statement and proxy card were mailed beginning on March 24, 2010 to all holders of our common stock entitled to vote at the annual meeting.

We have enclosed with this proxy statement our 2010 Annual Report to Stockholders, which includes our audited financial statements. The Annual Report does not constitute any part of the material for the solicitation of proxies.

Who is entitled to vote at the annual meeting?

Holders of our common stock as of the close of business on March 15, 2010, the record date, may vote at the 2010 annual meeting, either in person or by proxy. At the close of business on March 15, 2010, there were 36,390,983 shares of our common stock outstanding and entitled to vote at the annual meeting. The common stock is our only authorized voting security, and each share of our common stock is entitled to one vote on each matter properly brought before the annual meeting.

What matters will be voted on at the annual meeting?

At the annual meeting, the stockholders will be asked to vote on the following proposals:

Proposal No. 1:  To elect the four nominees named in this proxy statement as directors to serve on our Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.

Proposal No. 2:  To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

Proposal No. 3:  To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2010.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares. This proxy statement, the enclosed proxy card and the 2010 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. The proxy statement, the 2010 Annual Report to Stockholders and other materials have been forwarded to you by your broker, bank or other nominee, who is the stockholder of record. You will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the annual meeting?

If you hold shares in your own name as a stockholder of record, you can cast your vote before the annual meeting by authorizing the individuals named on the enclosed proxy card to serve as your proxy to vote your shares at the annual meeting in the manner you indicate. You may do so by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The telephone and internet voting instructions serve the same purpose as the proxy card. When your proxy card or telephone or internet vote specifies a choice with respect to a voting matter, the named individuals on the proxy card will vote your shares as you have specified. Submitting a proxy or voting through the telephone or the internet will not affect your right to attend the annual meeting and vote in person.

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee will provide you with materials and instructions for voting your shares. The availability of telephone or internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If your shares are held in your own name as a stockholder of record and you return your signed proxy card but do not specify a voting choice on your proxy card, your shares will be voted as follows:

•	FOR election of the director nominees under the caption “Election of Directors.”

•	FOR re-approval of the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

•	FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the year 2010.

If I am the beneficial owner of shares held in street name by my broker, will my broker automatically vote my shares for me if I do not instruct my broker how to vote my shares?

In the past, brokers had discretionary authority to vote in the election of directors if they did not receive instructions from a beneficial owner. Due to a New York Stock Exchange (“NYSE”) rule change, brokers do not have this discretionary authority effective January 1, 2010. In addition, brokers do not have discretionary authority to vote on the proposal to re-approve the material terms of our 2007 Stock Incentive Plan for Section 162(m) purposes. Accordingly, if you are a beneficial owner, you must instruct your broker on how you want your shares to be voted on the election of directors and the re-approval of the 2007 Stock Incentive Plan in order for your votes to be counted on these proposals. Brokers do have discretionary authority to vote on the ratification of selection of auditors if they do not receive instructions from a beneficial owner.

Can I vote in person at the annual meeting?

Yes. If you hold shares in your own name as a stockholder of record, you are invited to attend the annual meeting and cast your vote at the meeting by properly completing and submitting a ballot at the meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you are invited to attend the meeting in person, but in order to vote at the meeting you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting.

How can I change or revoke my vote?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

•	giving written notice of revocation to our Corporate Secretary at any time before the voting begins; or

•	signing and delivering a proxy that is dated after the proxy you wish to revoke; or

•	attending the annual meeting and voting in person by properly completing and submitting a ballot.

(Attendance at the meeting, in and of itself, will not cause your previously granted proxy to be revoked unless you vote at the meeting.)

We must receive your notice of revocation or later dated proxy at or prior to voting at the annual meeting for it to be effective. It should be delivered to:

Forestar Group Inc.
6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
Attention: David M. Grimm, Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Corporate Secretary at the annual meeting before the voting begins.

If you are the beneficial owner of your shares held in street name, please check with your bank or broker and follow the procedures your bank or broker provides if you wish to change your vote.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

The presence at the annual meeting, in person or by proxy, of holders of 18,195,492 shares (a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date) is required to constitute a quorum to transact business at the meeting. Proxies marked “abstain” and broker “non-votes” (each of which are explained below) will be counted in determining the presence of a quorum.

If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of the votes entitled to be cast by the stockholders, present in person or by proxy at the meeting (which may be voted by the proxyholders at the meeting), may, without further notice to any stockholder (unless a new record date is set or the adjournment is for more than 30 days), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum. At any such adjourned meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

What is an “abstention” and how would it affect the vote?

An abstention occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular proposal. An abstention with respect to any proposal for the annual meeting will not be counted as a vote “cast” for or against the proposal. Consequently, an abstention with respect to any of the proposals scheduled for a vote at the annual meeting will not affect the outcome of the vote.

What is a broker “non-vote” and how would it affect the vote?

Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers so the broker is unable to vote those uninstructed shares. A broker “non-vote” with respect to a proposal will not be counted as a vote “cast” for or against the proposal. Consequently, a broker “non-vote” will not affect the outcome of the vote.

What are the voting requirements to elect directors and approve the proposals described in the proxy statement?

Election of Directors

A plurality of the total number of votes cast by stockholders entitled to vote at the annual meeting is required for the election of each director nominee named in Proposal No. 1. This means that the four director nominees who receive the largest number of votes cast in favor of their election as directors are elected as directors. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. Stockholders may not cumulate votes in the election of directors.

Re-Approval of Material Terms of 2007 Stock Incentive Plan for Section 162(m) Purposes

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote and present in person or represented by proxy at the annual meeting is required to re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code in Proposal No. 2. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Ratification of Auditors

The affirmative vote of a majority of the votes cast by stockholders entitled to vote and present in person or represented by proxy at the annual meeting is required for the ratification of the appointment of our independent registered public accounting firm in Proposal No. 3. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

Who will conduct and pay for the proxy solicitation?

The company is soliciting your proxy for the annual meeting and will pay all the costs of the proxy solicitation process. We have retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. D.F. King’s employees and our directors, officers and employees may solicit the return of proxies by personal contact, mail, electronic mail, facsimile, telephone or the internet. We may also issue press releases asking for your vote or post letters or notices to you on our website, www.forestargroup.com . Our directors, officers and employees will not receive additional compensation, but will be reimbursed for out-of-pocket expenses. D.F. King will be reimbursed for its expenses in soliciting proxies and, in addition, will receive a proxy solicitation fee not to exceed $7,000. We will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock. We will reimburse them for out-of-pocket costs they incur in the solicitation.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election to certify the results.

What is our confidential voting policy?

We have adopted a confidential voting policy which provides that stockholder proxies, ballots, and voting tabulations that identify your vote will not be disclosed to our directors, officers, or employees. There are a few exceptions to this policy, such as when you make a comment on your proxy vote or when we must determine the legality of a vote.

SPIN-OFF

Prior to December 28, 2007, we were a wholly-owned subsidiary of Temple-Inland Inc. On December 28, 2007, Temple-Inland distributed all of the issued and outstanding shares of our common stock to the holders of record of Temple-Inland common stock as of the close of business on December 14, 2007, which we will refer to in this proxy statement as the “spin-off” or the “separation.”

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The name, address and stock ownership of each person or group of persons known by us to own beneficially more than five percent of the outstanding shares of our common stock as of the close of business on March 15, 2010 follows.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class(1)

BlackRock Inc.(2)	4,821,708	13.25%
40 East 52nd Street New York, New York 10022
FMR LLC(3)	3,152,329	8.66%
85 Devonshire Street Boston, Massachusetts 02109
Keeley Asset Management Corp. and John L. Keeley, Jr.(4)	2,389,352	6.56%
401 South LaSalle Street Chicago, Illinois 60605
Franklin Mutual Advisors, LLC(5)	2,323,852	6.38%
101 John F. Kennedy Parkway Short Hills, New Jersey 07078-2789

(1)	Based upon a total of 36,390,983 shares of common stock outstanding on March 15, 2010.

(2)	Based solely on information reported on Schedule 13G filed with the SEC on January 8, 2010 by BlackRock Inc. According to the Schedule 13G, BlackRock, Inc. has the sole voting power, the sole dispositive power and beneficial ownership over 4,821,708 shares.

(3)	Based solely on information reported on Schedule 13G filed with the SEC on February 17, 2009, as amended by the Schedule 13G/A filed on February 16, 2010, by FMR LLC. The Schedule 13G indicates that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “1940 Act”), is the beneficial owner of 3,114,929 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act. According to the Schedule 13G, Edward C. Johnson III (chairman of FMR LLC) and FMR LLC, through their control of Fidelity, each has sole power to dispose of the 3,114,929 shares, are the predominant owners, either directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Also according to the Schedule 13G, members of the family of Edward C. Johnson III family group and all other series B shareholders have entered into a shareholders’ voting agreement under which all series B voting common shares will be voted in accordance with the majority vote of series B voting common shares. Thus, according to the Schedule 13G, members of the Johnson family may be deemed under the 1940 Act to form a controlling group with respect to FMR LLC. Finally, according to the Schedule 13G, neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares, which power resides with the Fidelity funds board of trustees, which carries out the voting under written guidelines established by the board of trustees.

(4)	Based solely on information reported on Schedule 13G/A filed with the SEC on February 12, 2010 by Keeley Asset Management Corp. and John L. Keeley, Jr. According to the Schedule 13G/A, Keeley Asset Management Corp. has the sole voting power over 2,304,121 shares and has the sole dispositive power over 2,389,352 shares. The Schedule 13G also reflects that Mr. Keeley beneficially owns 112,500 shares.

(5)	Based solely on information reported on Schedule 13G/A filed with the SEC on January 22, 2010 by Franklin Mutual Advisers, LLC (“FMA”). The Schedule 13G/A indicates that the reported shares of common stock are beneficially owned by one or more open-end investment companies or other accounts that, pursuant to investment management contracts, are managed by FMA, which is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”). According to the Schedule 13G/A, these investment management contracts grant to FMA all investment and voting power over the securities owned by the investment management clients, and the voting and investment powers held by FMA are exercised independently from FRI and from all other investment management subsidiaries of FRI. Also according to the Schedule 13G/A, internal policies and procedures of FMA and FRI establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. The Schedule 13G/A states that Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. However, according to the Schedule 13G/A, because FMA exercises voting and investment powers on behalf of its investment management clients independently of FRI, such individuals’ beneficial ownership of the reported securities is being attributed only to FMA. FMA disclaims beneficial ownership of the reported shares. The Schedule 13G/A also states that FMA believes that it is not a “group” with FRI, such individuals, or their respective affiliates within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2010 by:

•	Each of our directors and nominees for director, including our Chief Executive Officer,

•	Our Chief Financial Officer and our three most highly compensated executive officers other than our CEO and CFO, and

•	all directors and executive officers as a group.

We determined beneficial ownership as reported in the table in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (which we will refer to in this proxy statement as the Exchange Act). Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Even though SEC rules require reporting of all the shares listed in the table, the directors and executive officers do not claim beneficial ownership of all of these shares. For example, a director or executive officer might not claim ownership of shares owned by a relative. Unless otherwise indicated, the table does not include any shares that may be held by pension and profit-sharing plans of the corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

				Additional Ownership(5)
							Restricted Stock		Total
				Shares Issuable			Units and		Beneficial
				on Exercise			Phantom Shares	Total	and
	Beneficial Ownership			of Options	Stock	Restricted	Payable upon	Additional	Additional
	Amount and	Percent of		on or after	Appreciation	Stock Units	Retirement	Ownership	Ownership
Beneficial Owner	Nature(1)(2)(3)(4)	Class		May 15, 2010	Rights(6)	(7)	(8)	(d+e+f+g)	(b+h)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)

Non-Employee Directors
Kenneth M. Jastrow, II	360,660		*	7,000	—	—	12,286	19,286	379,946
Louis R. Brill	40,934		*	7,000	—	—	19,705	26,705	67,639
Kathleen Brown	22,995		*	7,000	—	—	20,392	27,392	50,387
William G. Currie	21,209		*	7,000	—	—	19,489	26,489	47,698
Michael E. Dougherty	26,709		*	7,000	—	—	19,517	26,517	53,226
James A. Johnson	29,997		*	7,000	—	—	37,047	44,047	74,044
Thomas H. McAuley(9)	22,514		*	7,000	—	—	20,260	27,260	49,774
William Powers, Jr.	22,907		*	7,000	—	—	20,101	27,101	50,008
James A. Rubright	23,809		*	7,000	—	—	24,078	31,078	54,887
Richard M. Smith	28,135		*	7,000	—	—	20,746	27,746	55,881
Named Executive Officers
James M. DeCosmo	201,028		*	114,812	168,929	67,660	—	351,401	552,429
Christopher L. Nines	70,592		*	35,718	52,032	18,481	—	106,231	176,823
Craig A. Knight	132,681		*	76,005	96,847	33,321	—	206,173	338,854
David M. Grimm	67,920		*	35,612	52,032	18,481	—	106,125	174,045
Charles D. Jehl	62,587		*	35,612	52,032	18,481	—	106,125	168,712
Group
All directors and executive officers (19 persons) as a group	1,303,528	3.58%		441,563	527,486	202,613	213,621	1,385,283	2,688,811

*	Less than one percent based upon a total of 36,390,983 shares of common stock outstanding on March 15, 2010.

(1)	Includes shares of our common stock issuable upon exercise of options exercisable within 60 days from March 15, 2010: Mr. Jastrow — 183,831; Mr. Brill — 21,332; Ms. Brown — 13,000; Mr. Currie — 13,000; Mr. Dougherty — 13,000; Mr. Johnson — 18,331; Mr. McAuley — 13,000; Mr. Powers — 13,000; Mr. Rubright — 13,000; Mr. Smith — 19,666; Mr. DeCosmo — 74,012; Mr. Nines — 21,724; Mr. Knight — 56,265; Mr. Grimm — 20,696 and Mr. Jehl — 19,396; and all directors and executive officers (19 persons) as a group — 550,642.

(2)	Includes shares of our common stock held by trustees under the Temple-Inland plans for Messrs. Jastrow — 3,787; DeCosmo — 547; Nines — 367; and Grimm — 526; and all directors and executive officers (19 persons) as a group — 5,705. SEC rules consider these shares to be beneficially owned.

(3)	Includes 1,067 shares of our common stock owned by relatives of all directors and executive officers (19 persons) as a group. SEC rules consider these shares to be beneficially owned, but the individuals disclaim any beneficial interest in such shares.

(4)	Includes shares of our common stock representing restricted stock awards, which shares are issued and outstanding and which the person is entitled to vote, but which are held in escrow by us pending vesting of such awards: Mr. DeCosmo — 117,109; Mr. Nines — 44,508; Mr. Knight — 70,345; Mr. Grimm — 45,238 and Mr. Jehl — 42,991; and all directors and executive officers (19 persons) as a group — 536,110.

(5)	“Additional Ownership” is not included in the SEC’s definition of “Beneficial Ownership.”

(6)	Stock appreciation rights vest 25% on each of the first four anniversaries of the date of grant and are payable in cash.

(7)	Restricted stock units generally vest on the third anniversary of the date of grant if minimum return on asset (ROA) criteria are met. Restricted stock units will be settled in cash.

(8)	Includes (a) shares of our common stock underlying the annual restricted stock units granted to directors under our director compensation program, and (b) shares of our common stock underlying restricted stock units granted in connection with the election to defer director’s fees into restricted stock units under our director fee deferral plan. The restricted stock units are payable in cash or stock, as determined at the time of grant, upon the holder’s retirement. In addition, under the Temple-Inland director fee deferral plan, director fees could be deferred into phantom shares. Mr. Johnson held Temple-Inland phantom shares and in connection with our spin-off received phantom shares in respect of our common stock. Under the Temple-Inland director fee deferral plan, phantom shares deferred through 2005 are payable in shares of common stock at retirement, and phantom shares deferred in 2006 and later are payable in cash at retirement based on the stock price on the date of payment. Mr. Johnson holds 16,009 phantom shares. Mr. Johnson retired from the Temple-Inland board of directors in November 2007, and his phantom shares are being paid in cash and stock in fifteen annual installments commencing November 2007.

(9)	Mr. McAuley notified the Board of a change in job status and, in accordance with our Corporate Governance Guidelines, tendered his resignation. On March 20, 2010, our Board accepted his resignation.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not identified any person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act in respect of our common stock during the most recent fiscal year. For purposes of identifying persons who failed to timely file Section 16(a) reports, we only reviewed Forms 3, 4, and 5, amendments to these forms, and written representations supplied to us in lieu of Form 5 under the SEC’s Section 16 rules for the most recent fiscal year.

ELECTION OF DIRECTORS

Our Bylaws specify that our Board of Directors will establish by vote how many directors will serve on the Board (but not less than three). Our Bylaws also provide that the directors will be divided into three classes, which will as nearly as possible be equal in size. Our Board of Directors has set the number of directors at eleven, with one class of three directors and two classes of four directors each. One of our directors, Thomas H. McAuley, notified the Board of a change in job status and, in accordance with our Corporate Governance Guidelines, tendered his resignation. On March 20, 2010, our Board accepted his resignation. As a result, currently there are ten members serving on our Board and there exists a vacancy in the class of directors elected to serve until the 2011 annual stockholders meeting. Our Board intends to fill this vacancy.

Each director nominee will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact on the election of directors.

Director Qualifications

Our Nominating and Governance Committee is charged with assuring that the proper skills and experience are represented on our board. Our corporate governance guidelines include a non-exclusive list of qualifications that should be considered in reviewing director candidates. The qualifications take into account our business, geographic locations, diversity of backgrounds and skills, and other factors. We expect all our directors to possess the highest personal and professional ethics, integrity and values. We also expect our directors to be committed to the long-term interests of our stockholders as a whole as distinguished from the specific interest of any particular stockholder.

Nominees

Unless you specify otherwise on your proxy, the persons named as proxies in such proxy intend to vote for the election of the nominees listed below to serve as directors.

All of the nominees are standing for election as directors to serve for a term of three years expiring at the 2013 annual meeting of stockholders, or until their replacements are duly elected and meet all requirements. All nominees are presently serving as directors. After review of their qualifications, the Nominating and Governance Committee recommended them as nominees to the full Board, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. We did not pay a fee to any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.

Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named as proxies in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

A brief summary of each director’s principal occupation, recent professional experience, certain specific qualifications considered by the Nominating and Governance Committee and the Board, and directorships at other public companies in the past five years, if any, is provided below.

Nominees for Directors to be Elected at the 2010 Annual Meeting of Stockholders to Serve Until 2013

Name and Year First
Elected Director	Principal Occupation and Other Information

James M. DeCosmo 2007	Mr. DeCosmo, age 51, has served as our President and Chief Executive Officer since 2006. He served as Group Vice President of Temple-Inland from 2005 to 2007, and previously served as Vice President, Forest from 2000 to 2005 and as Director of Forest Management from 1999 to 2000. Prior to joining Temple-Inland Inc., he held various land management positions throughout the Southeastern United States.
As our CEO, Mr. DeCosmo has demonstrated dedicated and effective leadership of our operations and business strategy.

Name and Year First
Elected Director	Principal Occupation and Other Information

Kenneth M. Jastrow, II 2007	Mr. Jastrow, age 62, became Non-Executive Chairman of our Board upon the completion of our spin-off in 2007. Mr. Jastrow served as Chairman of the Board and Chief Executive Officer of Temple-Inland Inc. from 2000 to 2007, and in various other capacities since 1991, including President, Chief Operating Officer, Chief Financial Officer, and Group Vice President. Mr. Jastrow also serves on the Boards of MGIC Investment Corporation, KB Home, and Genesis Energy, L.P. He previously served as a director of Guaranty Financial Group, Inc.
Mr. Jastrow has significant public company management and board leadership experience. He also has experience in the paper and packaging, building products and financial services industries, providing critical perspective in businesses that impact the real estate industry, and a substantial presence in Texas, a key market for us.
James A. Johnson 2007	Mr. Johnson, age 66, is Vice Chairman of Perseus LLC, a merchant bank and private equity fund management firm, which Mr. Johnson joined in 2001. Mr. Johnson served as Chairman and Chief Executive Officer of Johnson Capital Partners until 2001, as Chairman of the Executive Committee of the Board of Fannie Mae in 1999 and as Chairman and Chief Executive Officer of Fannie Mae from 1991 through 1998. He also serves on the Boards of Target Corporation and Goldman Sachs Group, Inc. He previously served as a director of Temple-Inland Inc., UnitedHealth Group Incorporated, and KB Home.
Mr. Johnson is a recognized expert in housing and housing markets, and has extensive board leadership experience.
Richard M. Smith 2007	Mr. Smith, age 64, is Chairman of Newsweek, a position he has held since 1998. Mr. Smith served as Editor-in-Chief of Newsweek from 1984 to 2007 and CEO from 1991 until 2007. Mr. Smith was Chairman of the Magazine Publishers of America from 1996 to 1997 and was the founding Chairman of the MPA’s New Media Committee. Mr. Smith continues to serve on the MPA’s board and previously served on the board of the American Society of Magazine Editors. He also serves on the board of Temple-Inland Inc.
Mr. Smith has substantial knowledge of and insights into current trends and events, including their potential impacts on our businesses and customers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MR. DECOSMO, MR. JASTROW, MR. JOHNSON AND MR. SMITH AS DIRECTORS OF FORESTAR.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors until the expiration of their terms.

Directors to Serve Until the 2011 Annual Meeting of Stockholders

Name and Year First
Elected Director	Principal Occupation and Other Information

Kathleen Brown 2007	Ms. Brown, age 64, currently serves as Senior Advisor, Goldman, Sachs & Co., where she heads the Western Region of the Public Sector and Infrastructure Group. She joined Goldman, Sachs & Co in 2001. Ms. Brown served as Treasurer of the State of California from 1991 through 1994. Her private sector experience includes work as an attorney with the law firm of O’Melveny & Myers and service as President of the Private Bank at Bank of America. Ms. Brown was the Democratic Party nominee for Governor of California in 1994, co-chair of the Presidential Commission on Capital Budgeting, and a board member of the Los Angeles Unified School District. She currently serves on the board of the Climate Action Reserve and the Advisory Board of the Keston Institute and the Public Policy Institute of California. Ms. Brown formerly served as a director of Countrywide Bank, N.A.
Ms. Brown has several years of experience in lending and credit, key drivers of housing demand. She also has government and industry relationships relevant to our western markets.
Michael E. Dougherty 2008	Mr. Dougherty, age 69, is the founder and Chairman of Dougherty Financial Group LLC, which was formed in 1977. He also controls and operates several asset management, securities and commercial lending businesses, including Galway Bay Investments, Dougherty Management Company, Inc., Segall Bryant & Hamill, Lakeside Investment Partners LLC and The Clifton Group Investment Management Company. Mr. Dougherty has holdings in Dougherty Funding LLC, Dougherty Mortgage LLC, Dougherty Equipment Finance LLC and Somerest Asset Management LLC. Mr. Dougherty was the Chairman of Public Securities Association in 1991 and 1992, and he previously served on the board of directors of Countrywide Bank, N.A. He currently serves as a director of Carol Health Corporation and the University of Minnesota Physicians. Mr. Dougherty is also a trustee of the University of St. Thomas, St. Paul, Minnesota.
Mr. Dougherty has over 35 years experience in finance, asset management, commercial lending and securities, including experience starting and running new companies.
William C. Powers, Jr. 2007	Mr. Powers, age 63, has been President of the University of Texas at Austin since 2006. He is also a University Distinguished Teaching Professor and holds the Hines H. Baker and Thelma Kelley Baker Chair in Law at The University of Texas School of Law, where he served as Dean from 2000 to 2005. Other university appointments have been with the Southern Methodist University School of Law, the University of Michigan School of Law, and the University of Washington School of Law. He served as chair of the Special Investigation Committee, Enron Corp., which in 2002 produced the “Powers Report.”
Mr. Powers has legal and management expertise, including special expertise in the evaluation and management of risk.

Directors to Serve Until the 2012 Annual Meeting of Stockholders

Name and Year First
Elected Director	Principal Occupation and Other Information

Louis R. Brill 2007	Mr. Brill, age 68, served as Chief Accounting Officer of Temple-Inland from 2000 until his retirement in 2006. In such capacity, he was in charge of accounting and SEC reporting, and had oversight responsibilities for the internal audit and tax functions. From 1976 until his retirement in 1999, he was a partner of Ernst & Young LLP where he was responsible for audit clients in a wide range of industries and was managing partner of its Austin and San Antonio offices. Previously he was a director of Prodigy Communications and was chairman of its audit committee.
Mr. Brill has extensive knowledge of public company audit, accounting and SEC reporting requirements, and internal audit and tax matters.
William G. Currie 2007	Mr. Currie, age 62, has had a 35-plus year career with Universal Forest Products, Inc., one of the United States’ leading manufacturers and distributors of wood and wood-alternative products. From 1989 to 2009 he served as Chief Executive Officer and since 2006 he has served as Chairman of the Board of Universal Forest Products, previously serving as Vice Chairman from 2000 to 2006.
Mr. Currie has extensive knowledge of building materials markets, which are highly relevant to housing, and many years of public company management and board leadership experience.
James A. Rubright 2007	Mr. Rubright, age 63, is Chairman of the Board and Chief Executive Officer of Rock-Tenn Company, one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging. Mr. Rubright joined Rock-Tenn Company as Chief Executive Officer in 1999. Previously, he served as Executive Vice President of Sonat Inc. in Birmingham, Alabama, overseeing its interstate natural gas pipeline and energy marketing businesses. Prior to joining Sonat Inc. he was a partner at the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Rubright also serves on the board of AGL Resources Inc., an energy company. Mr. Rubright was formerly a director of Oxford Industries, Inc.
Mr. Rubright has significant experience in public company management and board leadership. He also has special expertise related to oil and gas industry operations.

How Nominees Are Selected

Our Nominating and Governance Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of our Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. The Corporate Governance Guidelines encourage board membership composed of diverse background skills and substantive pertinent experience, and diversity among the directors as a whole.

Our Board approves the nominees to be submitted to the stockholders for election as directors. Our Nominating and Governance Committee and our Board considers whether non-employee director nominees are independent as defined in the corporate governance listing standards of the New York Stock Exchange (NYSE) and whether they have a prohibited conflict of interest with our business. Priority will be given to individuals with outstanding business experience and who currently serve or have served as the chief executive officer of a company.

Our Nominating and Governance Committee considers director candidates recommended by the directors. After reviewing a potential director’s qualifications, a suitable candidate will be invited to meet with our Chief Executive Officer and full Board to determine if the candidate is a good fit with the rest of our Board.

Our Nominating and Governance Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the annual meeting of stockholders and who comply with the notice procedures described below. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as recommendations for other candidates. Pursuant to our Bylaws, notice of a stockholder’s intent to nominate a candidate for the Board of Directors must contain certain specified information regarding the nominating stockholder and the nominee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We maintain a written policy and procedures for the review, approval, or ratification of any related party transactions that we are required to report under this section of the proxy statement.

Under the related party transaction policy, any transaction, arrangement or relationship between us and a related party must be reviewed by the Nominating and Governance Committee, unless pre-approved under the policy. The policy deems the following transactions, arrangements or relationships to be pre-approved under the policy:

•	compensation arrangements required to be reported under the Director or Executive Compensation sections of the proxy statement,

•	business expense reimbursements,

•	transactions with an entity in which the related party owns less than 10% of the other entity,

•	transactions with an entity in which the related party is a director only,

•	transactions with an entity in which the related party is not an executive officer or a partner, and

•	indebtedness for transactions in the ordinary course of business.

Under the policy, the Nominating and Governance Committee, in the course of the review of a potentially material related party transaction, will consider, among other things, whether the transaction is in our best interest, whether the transaction is entered into on an arms-length basis, whether the transaction conforms to our code of business conduct and ethics and whether the transaction impacts a director’s independence under the NYSE listing standards.

During the year ended December 31, 2009, there were no transactions that were required to be reported in this section of the proxy statement where the related party policy and procedures did not require review, approval or ratification or where the policy and procedures were not followed.

BOARD MATTERS

Board Leadership Structure

Mr. Jastrow, who is not an officer or employee of the company, has served as our non-executive chairman since we became a separate publicly-traded company in December 2007. He has significant experience serving as a public company chairman and chief executive officer. He also serves or has served on several other public company boards.

We believe it is the chief executive officer’s responsibility to manage the company and the chairman’s responsibility to lead the board. We also believe that at this time it is beneficial for us to have a separate chairman whose sole job is leading the board. As a relatively young publicly-traded company, this structure enables Mr. DeCosmo, our chief executive officer, to focus his entire energy on managing the company while affording us the benefits of Mr. Jastrow’s significant board leadership experience. We believe our chief executive officer and our non-executive chairman have an excellent working relationship that has allowed Mr. DeCosmo to make a good transition into the role of chief executive officer.

Our corporate governance guidelines state that our board believes that the separation of the offices of chairman and chief executive officer is in the best interests of the company and its stockholders at this time. However, should circumstances change in the future, the board is free to choose its chairman in any way it determines is in the best interests of the company and its stockholders in accordance with our bylaws, including determining whether our chief executive officer should also serve as chairman.

The Board performs a number of its functions through committees. All committee members and the chairmen of our Audit Committee, Management Development and Executive Compensation Committee (which we refer to as the Compensation Committee), and Nominating and Governance Committee are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. Any changes to the committee charters will be reflected on our website.

Risk Oversight

The Board oversees our risk management processes and management is responsible for managing our risks. The Board performs its risk oversight role by using several different levels of review. The chief executive officer reports on significant risks to the Board at least annually, and at additional times as he determines may be necessary or appropriate. In addition, management reports on and the Board reviews the risks associated with our strategic plan annually and periodically throughout the year as part of the Board’s consideration of our strategic direction.

We have seven board members who are classified as independent under NYSE listing standards, and two board members (Mr. Jastrow and Mr. Brill) who are not yet classified as independent solely because of their prior relationships with Temple-Inland. We anticipate that both Mr. Jastrow and Mr. Brill will be classified as independent in December 2010. A number of our board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with oversight of the board by the non-executive chairman, benefits our company and our stockholders.

Each of the Board’s Committees also oversees the management of risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

The Audit Committee receives reports at least annually from management regarding the company’s process for assessment of risks. In addition, our Director of Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. The Audit Committee reports regularly to the full Board.

The Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. The Compensation Committee reviews and considers, among other things, the incentives that our programs create and the factors that may reduce the likelihood of excessive risk taking. The Compensation Committee reports regularly to the full Board.

We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board composition and leadership structure support this approach.

Audit Committee

The Audit Committee assists the Board in its oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the internal audit function and independent registered public accounting firm.

In addition, the Audit Committee prepares the report that SEC rules require be included in the annual proxy statement. The Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. Our Board of Directors has determined that there is at least one audit committee financial expert serving on the Audit Committee, James A. Rubright, who is an independent director. In addition, our Board of Directors has determined, in its business judgment, that all members of the Audit Committee are financially literate and independent as defined in the NYSE corporate governance standards. During 2009, the members of the Audit Committee were Mr. Rubright (Chairman), Ms. Brown, Mr. McAuley and Mr. Powers. The Audit Committee met 10 times in 2009. As a result of Mr. McAuley’s resignation, currently the members of the Audit Committee are Mr. Rubright (Chairman), Ms. Brown and Mr. Powers.

Management Development and Executive Compensation Committee

The Compensation Committee is responsible for:

•	determining and approving, either as a committee or together with other independent directors (as directed by the Board), the CEO’s compensation;

•	determining and approving the compensation of the other executive officers;

•	establishing the compensation philosophies, goals, and objectives for executive officers;

•	advising the Board on the performance, salaries, and incentive compensation of the executive officers;

•	establishing compensation plans for non-executive employees and approving annual bonus pools;

•	advising the Board with respect to employee benefit programs;

•	advising the Board with respect to equity and long-term incentive plans;

•	conducting an annual review of executive officers’ expense reports;

•	conducting an annual review of executive officers’ personal usage of company-owned facilities and equipment; and

•	preparing a Compensation Committee report on executive compensation for inclusion in our annual proxy statement filed with the Securities and Exchange Commission.

The Compensation Committee may engage a compensation consultant to provide market data regarding executive compensation and advice about proposed compensation programs and amounts. For 2009, the Compensation Committee engaged Hewitt Associates LLC as compensation consultant.

The non-executive Chairman, the Chief Executive Officer or the Chief Administrative Officer recommend executive compensation amounts and programs to the Compensation Committee. The Compensation Committee has engaged a compensation consultant to provide advice about proposed compensation programs and amounts and to provide market survey data regarding executive compensation. The compensation consultant provides specific data to the Compensation Committee on an annual basis and at other times upon request. The Compensation Committee invites a representative of the compensation consultant to attend meetings of the committee from time to time, and also may meet with the representative in executive session periodically.

Once the full Board approves any compensation recommendations of the Compensation Committee, administration of the compensation programs is delegated to the Chief Administrative Officer.

The members of the Compensation Committee are Mr. Johnson (Chairman), Ms. Brown, Mr. Currie, and Mr. Rubright, all of whom our Board of Directors has determined, in its business judgment, are independent as defined in the NYSE corporate governance standards. The Compensation Committee met five times in 2009.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks among the members of the Board and no member of the Compensation Committee has a transaction reported under Certain Relationships and Related Party Transactions.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for:

•	periodically reviewing the structure of the Board, at least annually, to assure that the proper skills and experience are represented on the Board;

•	recommending nominees to serve on the Board of Directors;

•	reviewing potential conflicts of prospective Board members;

•	recommending the size of the Board;

•	recommending the membership of the committees;

•	reviewing corporate governance issues;

•	reviewing performance and qualifications of Board members before they stand for reelection;

•	reviewing stockholder proposals and recommending to the Board action to be taken regarding stockholder proposals;

•	reviewing outside directorships in other publicly held companies by our senior officers;

•	acting in an advisory capacity to the Board of Directors regarding activities that relate to issues of social and public concern, matters of public policy and the environment, and significant legislative, regulatory and social trends and developments; and

•	recommending director compensation to the full Board.

The Nominating and Governance Committee may engage a compensation consultant to provide market data regarding director compensation and advice about proposed director compensation programs and amounts.

In January 2008, Hewitt reviewed our director compensation program and provided market survey data and advice regarding director compensation to the Nominating and Governance Committee. The Chief Executive Officer or the Chief Administrative Officer recommend director compensation amounts and programs to the Nominating and Governance Committee. Once the full Board approves any director compensation recommendations of the Nominating and Governance Committee, administration of the compensation programs is delegated to the Chief Administrative Officer. There have been no changes to the director compensation program since the January 2008 Hewitt review.

During 2009, the members of the Nominating and Governance Committee were Mr. Smith (Chairman), Mr. McAuley, Mr. Powers, and Mr. Dougherty, all of whom our Board of Directors has determined, in its business judgment, are independent as such term is defined in the NYSE corporate governance standards. The Nominating and Governance Committee met four times in 2009. As a result of Mr. McAuley’s resignation, currently the members of the Nominating and Governance Committee are Mr. Smith (Chairman), Mr. Powers and Mr. Dougherty.

Executive Committee

The Executive Committee may exercise all the authority of the Board of Directors in the management of our business and affairs except:

•	matters related to the composition of the Board,

•	changes in the Bylaws, and

•	certain other significant corporate matters.

The members of the Executive Committee are the Chairman of the Board, who serves as Chairman of the Executive Committee, and the Chairman of each standing committee of the Board: Mr. Jastrow, Mr. Rubright, Mr. Johnson, and Mr. Smith. The Executive Committee met two times in 2009.

Director Independence

Our Board has adopted corporate governance guidelines that set forth our director independence standards, which standards are discussed below. Our corporate governance guidelines are posted on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. In accordance with our corporate governance guidelines and the NYSE rules, at least a majority of our directors are independent.

All directors other than Messrs. Jastrow, DeCosmo and Brill satisfy our director independence standards. Mr. DeCosmo does not meet these independence standards because he is one of our officers. Messrs. Jastrow and Brill do not meet these standards because of their prior relationship with Temple-Inland, which, under the NYSE independence standards, will preclude independence until three years after termination of such relationships, or December 2010.

The Board defines independence as meeting the requirements to be considered independent directors as defined under current NYSE rules. The Board has established the following additional guidelines to assist it in determining director independence:

•	If not otherwise prohibited by the NYSE rules, any commercial or charitable relationship that is not required to be reported in the proxy statement to stockholders will not be considered a material relationship that would impair a director’s independence.

•	To serve as a member of any committee of the Board, the director must meet any additional requirements of independence set forth in the committee’s charter or applicable law.

There were no material transactions or relationships between us and any of our independent directors during 2009. In making its determination that our non-employee directors other than Messrs. Jastrow and Brill are independent, our Board considered:

•	We sold timber to Temple-Inland pursuant to a timber sale and purchase agreement. The agreement expires December 31, 2012, and sales are at market prices. Mr. Smith is a director of Temple-Inland.

•	We engaged Goldman Sachs in respect of two investment banking engagements — one related to an unsolicited stockholder proposal and the second related to our sale of certain HBU timberland assets. Mr. Johnson is a director of Goldman Sachs Group, Inc. and Ms. Brown is an employee of Goldman, Sachs & Co.

Our Board felt that none of these transactions affected any director’s independence because none of the independent directors has a direct or indirect material interest in these transactions and, with respect to the Goldman engagements, the transactions do not exceed the greater of $1 million or 2% of Goldman’s consolidated gross revenues. Our directors typically recuse themselves from voting on any matters in which there may be a conflict of interest.

There is no family relationship between any of the nominees, continuing directors and executive officers of Forestar.

Board Meetings

Our Board typically meets at least four times a year.  Our Board met five times in 2009. Each director attended at least 75% of Board and committee meetings held by all committees on which they served.

Our Board holds regularly scheduled executive sessions with only non-management directors present. Executive sessions were held at four of the five Board meetings in 2009. Our non-executive Chairman of the Board serves as presiding director to lead these executive sessions of the Board. In addition, our Board meets at least once a year in executive session with only independent directors. The Chairmen of the Audit, Compensation and Nominating and Governance Committees serve as presiding director to lead these non-management executive sessions on a rotating basis.

Other Corporate Governance Matters

Under our corporate governance guidelines, a director is deemed to have tendered his or her resignation in the event of a change in job status from the status held at the time of election to our Board. The Nominating and Governance Committee will review whether the new occupation or retirement of the director is consistent with the needs and composition of our Board and recommend action to our Board based on such review. Also under our corporate governance guidelines, non-employee directors may not serve on the boards of directors of more than five public companies.

We expect all Board members to attend our annual meeting of stockholders, but from time to time other commitments may prevent all Board members from attending. All Board members attended our 2009 annual meeting of stockholders.

Non-employee directors must retire by the annual meeting following their 72nd birthday, and employee directors must resign from the Board at the time they retire or otherwise terminate employment with us, but no later than their 65th birthday.

The charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. We will provide a copy of these documents, without charge, to any stockholder upon request to our Corporate Secretary at our principal executive offices.

Policies on Business Conduct and Ethics

All our directors, officers and employees are required to abide by our Standards of Business Conduct and Ethics. This code covers all areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with all applicable laws and regulations, and oversight and compliance. Our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer are also required to abide by our Code of Ethics for Senior Financial Officers. The Standards of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. We will provide a copy of these documents without charge to any stockholder upon request to our Corporate Secretary at our principal executive offices. Any future amendments to either of these codes, and any waiver of the Code of Ethics for Senior Financial Officers and of certain provisions of the Standards of Business Conduct and Ethics for directors or executive officers, will be disclosed on our website promptly following the amendment or waiver.

Communications with Directors

Stockholders and other interested parties may communicate with non-management directors by forwarding written comments to an independent third party that has agreed to forward the comments to the presiding director with a copy to our General Counsel. The independent third party is The Network and such comments may be sent to:

The Network
333 Research Court
Norcross, GA 30092
Attention: Call Center — Forestar Group

Alternatively, interested parties may communicate online with our non-management directors by forwarding comments to The Network at www.reportlineweb.com/Forestar.

The presiding director is our non-executive Chairman of the Board. Any changes in the presiding director or the independent third party for purposes of communicating with the presiding director after publication of this proxy statement will be posted on our website at www.forestargroup.com.

DIRECTOR COMPENSATION

Our director compensation program is designed in recognition of the time commitment and preparations required for directors to fulfill their responsibilities, to better align director compensation with the long-term interests of our stockholders, and to assist in recruiting high caliber directors. Alignment with stockholders is emphasized through stock ownership requirements, an annual restricted stock unit grant, and the ability to receive restricted stock units in lieu of fees. Our director fee schedule, which has not been revised subsequent to the first meeting of our Board as a separate publicly-traded company, is as follows:

Director Fee Schedule

Annual Retainer Fee	$50,000 (paid $12,500 per quarter)
Annual Non-executive Chair Retainer	$250,000 (paid $62,500 per quarter)
Annual Audit Committee Chair Retainer	$15,000
Annual Other Committee Chair Retainer	$5,000
Meeting Fees	$1,500 for each meeting in excess of 5 per year for Board of Directors and Executive Committee meetings combined; $1,500 for each committee meeting in excess of 5 per year for such committee
Annual Restricted Stock Unit Grant — payment deferred until retirement	$75,000
Match for deferring fees in lieu of current cash payment — deferred until retirement	50%

In addition to the above fees, when a new director is appointed or elected, the director receives a stock option grant to acquire 20,000 shares of our common stock, which stock options will have an exercise price per share equal to the fair market value on the date of grant, which is the date the director is first elected, and which will vest 6,500 shares on the first anniversary of the date of grant, 6,500 shares on the second anniversary of the date of grant, and 7,000 shares on the third anniversary of the date of grant. The option term is ten years. These stock option grants are made to further align director compensation with the interests of stockholders. We do not have any program, plan or practice to time option grants to our directors in coordination with the release of material non-public information. We do not time our release of material non-public information for the purpose of affecting the value of director compensation.

Mr. Jastrow’s non-executive chair retainer is not eligible for a match under the fee deferral plan described below. Mr. DeCosmo does not receive a fee for his service on our Board other than his compensation as an employee. Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

Fee Deferral Plan

Instead of immediate payment of director fees in cash, directors may defer the fees into restricted stock units, or RSUs, payable at retirement in shares of our common stock or cash, as determined by our Board of Directors. The aggregate amount deferred into RSUs would equal 1.5 times the amount of cash fees deferred, except for the non-executive chair retainer which aggregate amount deferred into RSUs would equal one times the amount of cash fees deferred. The number of RSUs is determined by dividing the aggregate deferred amount by the closing price of our common stock on the date deferred and rounding down to the nearest whole unit. RSUs are vested when granted. Dividend equivalents would be credited as additional RSUs if and when paid to stockholders. At retirement, a director will be paid the number of shares of common stock or cash, as determined by our Board of Directors at the time of grant, equal to the number of RSUs credited to his or her account.

If a director chooses cash payment on a current basis instead of deferring his or her fees, the director will not receive a match with respect to such fees. Directors may retire at any time, but must retire by the annual meeting following their 72nd birthday. The directors’ fee deferral plan provides for accelerating payment in the event the director’s service terminates due to a change in control.

Annual Restricted Stock Unit Grant

On the date of the first regularly scheduled Board meeting each year, each non-employee director receives a number of RSUs determined by dividing $75,000 by the closing price of our common stock on such date. The RSUs are vested when granted. The RSUs are payable at retirement in shares of our common stock or cash, as determined by our Board of Directors.

Stock Ownership Guidelines

Directors are required to hold Forestar stock or RSUs with an aggregate value of at least $150,000 by the end of three years from initial election. This stock ownership policy is contained in our Corporate Governance Guidelines, which are available on our website at www.forestargroup.com under the “Investor Relations — Corporate Governance” section of our website. All our directors have satisfied their stock ownership requirements.

Insurance and Indemnification

All directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as a director. We have entered into indemnification agreements with each of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as a director.

2009 Director Compensation

The following table presents 2009 director compensation in accordance with SEC rules. However, directors do not receive any payout of compensation deferred into RSUs until they retire. The value received at the time the director retires may be different than the amount reported below. All of our directors except Mr. Jastrow elected to defer their 2009 fees until retirement.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)(1)(2)	($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)

Louis R. Brill	—	$156,727	—	—	—	—		$156,727
Kathleen Brown	—	$167,963	—	—	—	—		$167,963
William G. Currie	—	$154,467	—	—	—	—		$154,467
Michael E. Dougherty	—	$154,470	—	—	—	—		$154,470
Kenneth M. Jastrow, II	$300,000	$74,998	—	—	—	—		$374,998
James A. Johnson	—	$166,470	—	—	—	$11,690	(3)	$178,160
Thomas H. McAuley(4)	—	$165,713	—	—	—	—		$165,713
William Powers, Jr.	—	$163,475	—	—	—	—		$163,475
James A. Rubright	—	$190,463	—	—	—	—		$190,463
Richard M. Smith	—	$161,967	—	—	—	—		$161,967

(1)	Represents the aggregate grant date fair value of awards granted in 2009 as calculated in accordance with ASC 718. The valuation model and assumptions used can be found in Note 19 to our audited consolidated financial statements in our 2009 Annual Report on Form 10-K.

(2)	The amounts shown in column (c) relate to (a) the annual restricted stock unit grant and (b) cash fees earned in 2009 but deferred until retirement. The deferred fees earn a match of 50% and are converted into restricted stock units. Under the terms of our director fee deferral program, fees are rounded down to the nearest whole restricted stock unit. The chart below shows the annual grant, fees earned, match, and resulting restricted stock units credited to each director’s account in 2009, along with the director’s age 72 retirement date:

						Total Deferred
						Fees/Stock
						Awards (5)
						(b+c+d+e+f)
					Annual	Value on	Converted
			Board and		Restricted	Grant Date of	into Restricted	Normal or
		Committee	Committee		Stock	Fees Deferred	Stock Units	Expected
	Board	Retainer	Meeting		Unit	Until	Payable Upon	Retirement
Name	Retainer	Fees	Fees	Match	Grant	Retirement	Retirement	Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Louis R. Brill	$50,000	—	$4,500	$27,250	$75,000	$156,750	14,439	2014
Kathleen Brown	$50,000	—	$12,000	$31,000	$75,000	$168,000	15,126	2018
William G. Currie	$50,000	—	$3,000	$26,500	$75,000	$154,500	14,223	2020
Michael E. Dougherty	$50,000	—	$3,000	$26,500	$75,000	$154,500	14,251	2014
Kenneth M. Jastrow, II	—	—	—	—	$75,000	$75,000	8,073	2019
James A. Johnson	$50,000	$5,000	$6,000	$30,500	$75,000	$166,500	15,350	2016
Thomas H. McAuley	$50,000	—	$10,500	$30,250	$75,000	$165,750	14,994	2017
William Powers, Jr.	$50,000	—	$9,000	$29,500	$75,000	$163,500	14,835	2019
James A. Rubright	$50,000	$15,000	$12,000	$38,500	$75,000	$190,500	17,548	2019
Richard M. Smith	$50,000	$5,000	$3,000	$29,000	$75,000	$162,000	15,058	2017

(3)	Mr. Johnson served on the Temple-Inland board of directors until November 2007. Under the Temple-Inland director fee deferral plan, Mr. Johnson deferred director fees into Temple-Inland phantom shares. Mr. Johnson elected to receive settlement of the phantom shares in 15 annual installments commencing November 2007. Mr. Johnson received Forestar phantom shares in connection with equitable adjustments to his remaining Temple-Inland phantom shares in the spin-off. This amount represents payment of his November 2009 Temple-Inland board retirement installment, which was paid 666 shares in our common stock and 670 shares in cash. The total value of this installment payment was $11,690 (based on the $8.75 closing price per share of our common stock as reported by the NYSE on the settlement date).

(4)	Mr. McAuley notified the Board of a change in job status and, in accordance with our Corporate Governance Guidelines, tendered his resignation. On March 20, 2010, our Board accepted his resignation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

What is the context for our 2009 performance and compensation actions?

General economic conditions remained weak during 2009 and we continued to see challenging business conditions. Amid significant uncertainty regarding the timing and extent of any meaningful rebound in the housing markets and the overall economy, our primary strategic goals for the year were generating cash and reducing debt to strengthen our balance sheet, enhancing our mineral resources disclosures, and positioning our business to capitalize on market recoveries when they occur in our business segments. We believe we made significant progress towards accomplishing each of these goals.

In 2009, we sold about 95,000 acres of timber and timberland in Georgia and Alabama for $160 million generating cash proceeds of $154 million, which were principally used to reduce debt and pay taxes. These timberland land sales were completed despite difficult markets with limited credit availability to timberland buyers.

Other 2009 highlights include:

•	Receiving $24.9 million in reimbursements from special public improvement districts, including the first reimbursement of $20.4 million from the district associated with our Cibolo Canyons project;

•	Implementing mineral resources systems to track and disclose estimated proved reserved, and leasing over 25,800 net mineral acres to oil and gas companies for exploration and production activities; and

•	Reducing debt by over 35 percent, or $121 million, since year-end 2008.

Our executive compensation programs are structured to motivate our senior management team to execute our primary strategic goals. In keeping with our compensation philosophy, outlined below, that a significant portion of compensation should be performance-based, the results of our timberland sales and mineral leasing efforts are reflected in the bonuses earned under our annual incentive program. However, in a departure from prior years, bonuses were paid one-third in cash and two-thirds in restricted stock vesting ratably over three years, further aligning management with stockholder interests and enhancing executive retention. More specific information regarding our 2009 compensation is presented below.

What is our compensation philosophy?

Our compensation philosophy is that a significant part of our executives’ compensation should relate to our performance, as measured primarily by return on assets (ROA, which is calculated as earnings before interest and taxes [EBIT] divided by the book value of our assets as of the beginning of the fiscal year), value creation (VC), and segment operating income (SI), because we believe there is a strong correlation between these performance components and long-term stockholder value creation.

What are our compensation objectives?

Our executive compensation program is designed to attract, retain, and motivate key executives to maximize return on assets, value creation, segment operating income, and performance. We define VC for our real estate segment as the value created by moving property through the development process while meeting or exceeding our return expectations. We define VC for our mineral resources segment as promoting the leasing and exploration of our mineral acreage to increase the number of producing wells, our proved reserves and the production of oil or gas. We are guided by the following principles in determining the form and amount of executive compensation:

•	Compensation should be tied to performance. A meaningful portion of total compensation is tied to and varies with our financial and operating performance, as well as individual performance. Bonuses are considered on an annual basis based on return on assets, VC and SI, and achievement of individual performance objectives. In addition, restricted stock and restricted stock unit awards generally contain a vesting component tied to the achievement of a cumulative average three-year ROA.

•	Compensation should align executives’ and stockholders’ interests. Our annual incentive bonuses are tied closely to ROA, VC and SI because we believe there is a strong correlation between these performance components and long-term stockholder value creation. In addition, the use of equity-based compensation aligns our executives’ interests with our stockholders’ interests and encourages our executives to focus on long-term growth and performance.

Equity-based awards also help retain executives because they contain forfeiture provisions if the executive terminates employment other than for retirement, death or disability. In addition, a 401(k) plan match and health and welfare benefits help retain executives. Change in control agreements help ensure that our executives continue to work in the best interests of our stockholders and help alleviate concerns during any potential change in control situations that might otherwise lead the executives to work elsewhere or to work other than in the best interests of the company or its stockholders.

What are the elements of our compensation program?

The elements of our compensation program are as follows:

•	Salaries;

•	Annual incentive bonuses based on performance measurements;

•	Equity-based incentive (long-term) awards including stock options, stock appreciation rights, restricted stock, and restricted stock units;

•	401(k) plan, tax qualified employer retirement contributions, and a supplemental executive retirement plan, or SERP;

•	Health and welfare benefits; and

•	Change in control agreements.

How is each element of compensation determined?

Generally speaking, each element of compensation is evaluated independently to determine whether in our Compensation Committee’s judgment it is competitive within our segments of the real estate or oil and gas industries, considering both public and private competitors. Our Compensation Committee maintains a balance among the elements of compensation that ties a significant portion of compensation to performance. Our Compensation Committee also uses tally sheets that show all elements of compensation as a total. Although our Compensation Committee does not establish specific preset allocation formulas to determine the proportion of each element in relation to the other elements, it generally tries to maintain a balance among the different elements:

Measurement
Element	Performance Measure	Period

Salary	Continued service subject to annual evaluation	1 year
Annual incentive bonus	ROA, VC and SI	1 year
Long-term incentives:
Restricted stock or restricted stock units	Time vested with minimum ROA threshold	3 years
Stock options or stock appreciation rights	Stock price	10 years
Retirement benefits	Retirement contribution is dependent on salary and bonus	None
Health and welfare benefits	None	None
Change in control agreements	None	None

The below table shows the mix of the compensation elements to the total compensation for the named executive officers:

	By Component				By Payment Type
		Annual	Long-Term
	Base	Incentive	Incentive	Other	Cash	Equity	Other

2009
CEO	17%	30%	52%	1%	27%	72%	1%
All Named Executive Officers	19%	35%	45%	1%	31%	68%	1%
2008
CEO	22%	8%	68%	2%	30%	68%	2%
All Named Executive Officers	24%	12%	62%	2%	36%	62%	2%

Data from 2007, the period prior to our spin-off, is not presented because our NEOs were in different positions so the data is not comparable.

Year to year, the exact allocation may vary, but the overall mix is strongly weighted to pay for performance in accordance with our philosophy. In 2009, the mix reflects that the annual incentive bonuses were paid one-third in cash and two-thirds in equity for all named executive officers, as discussed below. Our Compensation Committee believes that our program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging executives to take unnecessary or excessive risks.

How are base salaries determined?

Base salaries are determined based on the executive’s responsibilities, performance, experience, and the Compensation Committee’s judgment regarding competitive requirements and internal equity. No specific formula is applied to determine the weight of each factor. In reviewing the salaries of executives, the Compensation Committee from time to time reviews information from independent surveys and publicly-available data regarding the peer group companies discussed below. Our CEO’s salary and the salaries of our other named executive officers are on average at or below the median of our peer group and survey data. Our Compensation Committee adopted a policy of using incentive bonus awards rather than base salary to reward outstanding performance. Our Compensation Committee may consider increases in the salaries of our executives based on increased responsibilities, realignment with market levels, or other factors in addition to the factors described above.

In light of the current economic climate, our Compensation Committee determined not to adjust base salaries for the CEO or our other named executive officers in 2009.

How are annual incentive bonuses determined?

Bonuses are based largely on our performance (including ROA and other performance measures of the business as a whole or the business segment in which the individual is an employee), VC, SI, and the employee’s personal performance in meeting specified objectives. Our Compensation Committee will also consider the degree to which the employee’s actions have laid the groundwork for future earnings. The types and relative importance of specific financial and other business factors vary among the executives depending on their positions and the particular operations or functions for which they are responsible. For example, executives may be given a bonus for accomplishing specific objectives or projects, including successful completion of acquisitions, entitlements, developments or sales.

Our Compensation Committee has selected a combination of ROA, VC and SI as the performance measures, weighted as follows:

	Bonus Potential
	Weighted by:
Business Group	ROA	VC	SI

Business Administration	75%	25%	—
Real Estate	50%	50%	—
Mineral Resources	50%	25%	25%
Fiber Resources	50%	—	50%

The incentive bonuses would equal a percentage of EBIT determined by our ROA, if ROA falls between certain percentages determined by our Compensation Committee. If the actual amount of ROA for the year were to fall between such percentages, the actual bonus potential would be based on the above components and percentages. The ROA component percentage would be deemed earned as a result of achievement of ROA. The VC component percentage would be subject to our Compensation Committee’s determination of the executive’s supportable and documented value creation performance, including the evaluation of such factors as the successful completion of strategic objectives, acquisitions and new ventures, formation of special reimbursement districts, economic development, land use entitlements, strategic objectives, repositioning of assets, increases in proved reserves, and sales. If the annual segment budgeted income were achieved, 75% of the segment income component would be earned.

For business administration executives, the ROA component would equal approximately 100% of base salary when ROA approximates our cost of capital. For real estate, mineral resources and fiber resources executives, the ROA component would equal approximately 125%-150% of base salary when ROA approximates our cost of capital. If our ROA is increased by significant or unusual transactions, our Compensation Committee may elect to adjust the payment structure from all cash bonuses to cash and equity, or to reduce or eliminate the impact of the significant or unusual transactions on the ROA calculation.

The CEO annual bonus opportunity is set near the 50th percentile of our survey data, with upside potential to reward for above-target performance, and downside potential if a threshold performance level is not met. Individual targets for other executive officers vary according to role, based on the judgment of the Compensation Committee.

For purposes of determining the names executive officers’ 2009 incentive bonus, our Compensation Committee selected a combination of ROA (calculated as earnings before interest and taxes (EBIT) divided by the book value of our assets as of the beginning of the fiscal year), and VC as the performance measures. The 2009 incentive bonuses would equal a percentage of EBIT determined by our 2009 ROA, if ROA is between 4% and 24%. If the amount of our 2009 ROA is between 4% and 24%, the actual bonus potential would be weighted based on the following two components and their respective percentages presented in the table below:

	Bonus Potential Weighted by:
Executive Officer	ROA	VC

Messrs. DeCosmo, Nines, Grimm and Jehl	75%	25%
Mr. Knight	50%	50%

For all our named executive officers except Mr. Knight, the ROA component of the 2009 incentive bonus would equal approximately 100% of base salary when we achieve an ROA that approximates our cost of capital. For Mr. Knight, the ROA component would equal approximately 150% of base salary when we achieve an ROA that approximates our cost of capital.

How did our 2009 performance impact determination of bonuses?

In February 2009, we announced a plan developed by Mr. DeCosmo and our named executive officers to enhance shareholder value during 2009-10. The plan included several near-term strategic initiatives, including generating significant cash flow, principally from the sale of HBU timberland, and reducing debt by approximately $150 million. During 2009, we sold 95,000 acres of HBU timberland for approximately $160 million, and received the first $20.3 million reimbursement from a special public improvement district at our Cibolo Canyons project near San Antonio, TX. The cash flow generated by the initiatives summarized above combined with our initiatives to lower development and general and administrative costs allowed us to reduce our debt by $121 million, or over 35%, during 2009. Our 2009 ROA was approximately 13.8%, resulting in bonus eligibility of our named executive officers for the ROA component specified in the table below.

Another 2009 initiative was to increase transparency into our mineral resources segment. We disclosed estimated proved reserves related to our oil and gas mineral interests, provided Texas and Louisiana net mineral acres by county, launched a web site dedicated to our mineral resources segment, and continued to increase the level of detail on the publicly disclosed maps of our mineral ownership and activities. Also, despite challenging credit markets, during 2009 we were successful in amending our senior credit facility to provide covenant flexibility and an option to extend the term through June 2012.

In determining the VC component for each of our named executive officers, the Compensation Committee considered individual performance and contributions toward VC. Mr. DeCosmo and our other named executive officers were significantly and primarily responsible for developing, overseeing and implementing our near-term strategic initiatives. As a result of their successful execution of these initiatives despite challenging business conditions, the company is financially well-positioned to capitalize on market recoveries when they occur in our business segments.

The Compensation Committee used its own judgment, taking into account individual performance, to determine the VC component for each NEO rather than applying specific weighting or formulas to the factors considered. In making its judgment, the Compensation Committee considered the CEO’s evaluation of the other NEOs’ individual performance.

The following table reflects 2009 incentive bonuses paid to our named executive officers and the form of payment:

			Total 2009
			Incentive	Payment
Name	ROA	VC	Bonus	Cash	Equity(1)

Mr. DeCosmo	$645,000	$215,000	$860,000	$287,000	$573,000
Mr. Knight	$455,000	$145,000	$600,000	$200,000	$400,000
Mr. Nines	$323,000	$167,000	$490,000	$163,000	$327,000
Mr. Grimm	$323,000	$187,000	$510,000	$170,000	$340,000
Mr. Jehl	$323.000	$127,000	$450,000	$150,000	$300,000

(1)	The equity portion of the 2009 bonus was paid in restricted stock, one-third of which vests on each of the first three annual anniversaries of the grant date of February 9, 2010. Under SEC rules, only the cash portion of the 2009 bonus is reflected in the Summary Compensation Table on page 32. The equity portion of the 2009 bonus will be included in the Stock Awards column of the Summary Compensation Table to be presented in our 2011 proxy statement.

For the 2009 annual incentive bonus, our Compensation Committee elected to pay one-third of named executive officer bonuses in cash, the balance being in restricted stock to vest ratably over three years. The Compensation Committee believes that paying a significant portion of executive officer bonuses in restricted stock will further align the interests of executives and shareholders. Also, employee retention is enhanced because our executives will receive payment in future years only if they remain employed by us.

Our Compensation Committee may, in its discretion, award cash bonuses during the year as a result of extraordinary performance. In addition, our Compensation Committee may elect to pay “sign-on” bonuses and may elect to establish other measures to determine annual bonus amounts for purposes of recruiting a new executive.

How are equity-based incentive awards determined?

Our 2007 Stock Incentive Plan, or SIP, gives us the ability to provide our eligible employees, including each of our named executive officers, grants of compensation awards based on our shares of stock. Our equity-based incentive awards include stock options, stock appreciation rights, restricted stock, and restricted stock units.

In making decisions regarding equity-based awards, our Compensation Committee uses tally sheets to consider previous grants, value and experience the executive brings to a role, relative responsibilities of the executive, and the business segment in determining sizes of awards. In the case of a new key executive, or an executive assuming new responsibilities, an initial grant may be made above usual annual targeted levels. The amounts of equity-based awards are determined based on input from the compensation consultant regarding market practices, recommendations of the CEO (except for the CEO’s awards, whose recommendations are made by the non-executive Chairman), and the judgment of our Compensation Committee. A dollar value is established for the awards after reviewing competitive market data for similar executives at companies within our peer group and other comparable companies. The dollar value of the awards may be below, at or above the mid-range of what other comparable companies may offer in any given year. Our Compensation Committee may also consider internal pay equity for equity awards among executives, and progress toward meeting our stock ownership guidelines. Our Compensation Committee also generally allocates equity-based awards 50% to awards the value of which are tied directly to the stock price (stock options and stock appreciation rights) and 50% to full value awards (restricted stock and restricted stock units). Our Compensation Committee anticipates granting performance-based restricted stock awards in the future.

In February 2009, the Compensation Committee approved grants of awards to the CEO and other named executive officers as a group at levels approximately 10% less than 2008 levels. In reducing the awards as compared to the prior year, the Compensation Committee considered both the unusual market conditions and the importance of aligning our executives’ interests with stockholders as a newly public company.

Our Compensation Committee anticipates making annual equity-based award grants in February of each year to further align interests of the executives with the interests of our stockholders and to remain competitive with market practices, support executive recruitment and retention, and establish internal pay equity among executives.

What are the material terms of the equity-based incentive awards?

The equity-based awards have the following terms:

Stock Options and Stock Appreciation Rights:	Stock options and stock appreciation rights have an exercise price equal to the closing price per share on the NYSE on the date of the grant; vest 25% each year over four years; provide for accelerated vesting upon retirement, disability, death, or if there is a change in control; and expire in ten years. Options exercised are settled in common shares. Stock appreciation rights are settled in cash.
Restricted Stock and Restricted Stock Units:	Restricted stock awards generally vest on the third anniversary from the date of grant if we achieve a minimum 1% of annualized ROA over such three-year period. Restricted stock awarded under our bonus plan vests one-third per year. Restricted stock awards have accelerated vesting upon disability, death, or if there is a change in control. Restricted stock settles in common shares and restricted stock units settle in cash.

Our SIP provides for equitable adjustment in the event of stock splits or other equity restructurings. Awardees generally receive the same adjustment stockholders receive.

Do the executives have stock ownership guidelines?

Yes. To further align our executives’ financial interests with those of our stockholders, we adopted the following minimum stock ownership guidelines for our named executive officers:

VALUE OF OWNERSHIP OF STOCK AS A MULTIPLE OF ANNUAL SALARY

Multiple of
Position	Salary

Chief Executive Officer	5x
Other Named Executive Officers	3x

Shares owned by the executive and their immediate family members count toward the ownership guidelines. Shares held in the Temple-Inland 401(k) plan, restricted stock, restricted stock units, and performance stock units also count. Stock options are not counted until they are exercised, and SARs are not counted.

The named executive officers have five years following the spin-off or their initial election to meet the stock ownership guidelines. Because we are a relatively new publicly-traded company, none of our named executive officers except Mr. Knight have satisfied their stock ownership requirements as of December 31, 2009, although they are all progressing toward meeting the requirements in a timely manner.

Are there mandatory holding periods for stock acquired through exercise of options?

Yes. Our executive officers are required to hold 100 percent of the net shares acquired through the exercise of options until they meet our ownership guidelines. The Compensation Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not making adequate progress toward meeting the stock ownership guidelines or does not retain the required level of net shares acquired through the exercise of options.

Is there an insider trading policy?

Yes. Under the terms of our insider trading policy, the named executive officers may not trade in options, warrants, puts, calls or similar hedging instruments, may not sell our securities “short”, and may not hold our securities in margin accounts.

How many more shares can be issued under our long-term incentive plans?

We have only one equity compensation plan, the Forestar 2007 Stock Incentive Plan, which was approved by our sole stockholder prior to the spin-off. Information at year end 2009 about our equity compensation plan under which our common stock may be issued follows:

Number of
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance
	Exercise of	Weighted-Average	Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding	(Excluding
	and Rights	Options, Warrants	Securities
Plan Category	(1)(2)	and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,310,797	$21.85	3,096,858
Equity compensation plans not approved by security holders	None	None	None
Total	2,310,797	$21.85	3,096,858

(1)	Includes approximately 1,363,000 issuable to employees and directors of Temple-Inland and Guaranty resulting from the equitable adjustment of Temple-Inland equity awards in connection with our spin-off.

(2)	Includes 108,278 equity-settled restricted stock units, which are excluded from the calculation of weighted-average exercise price.

Do we provide qualified retirement benefits to executives?

Yes. We offer a tax-qualified defined contribution retirement plan to our employees in which our named executive officers are eligible to participate. Our defined contribution retirement plan, which we also refer to as our 401(k) plan, has two components: (a) employee contributions with company match, and (b) company retirement contributions. Employees who transferred to us from Temple-Inland in connection with the spin-off received vesting credit under our 401(k) plan for the years of service they were continuously employed by any Temple-Inland company. Our 401(k) plan does not grant extra years of credited service to executives. Extra years of credited service would be granted only under our change in control agreements, but not for any other reason.

Our 401(k) plan allows us to match an employee’s contribution in accordance with the following formula: for each dollar that an employee contributes to their 401(k) savings account, we contribute a match of $1 up to 3% of the employee’s compensation; thereafter, for each dollar that an employee contributes of their next 3% of pay, we contribute a match of $0.50. The maximum annual matching contribution is limited to $4,500 for any employee considered highly compensated under our plan. The match is vested 100% after two years of employment.

In addition, we make a retirement contribution equal to 3.5% of the employee’s compensation. The retirement contribution is vested after two years of employment. Employees are offered a wide range of investment choices under the plan for their payroll contributions, and our match and retirement contributions are invested proportionally in the same funds selected by the employees for their own payroll contributions.

Do we offer a Supplemental Executive Retirement Plan (SERP)?

Yes. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. Because we wish to provide our executives with a continuing ability to save for their retirement, we credit under the SERP an amount equal to 3.5% of the executive’s pay in excess of this limit (earnings of $245,000 in 2009) plus the return such amount would have earned if it had been invested in the Vanguard Intermediate-Term Treasury Fund. The SERP, which is a non-qualified defined contribution plan, is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump sum as soon as practicable after such termination. Any unvested portion would be forfeited. The SERP does not cover pay that is based on commissions.

Do we offer health and welfare benefits?

Yes. We offer the same health and welfare benefits to all full-time employees. These benefits include medical benefits, dental benefits, vision benefits, life insurance, salary continuation for short-term disability, long-term disability insurance, accidental death and dismemberment insurance, dependent care spending account, health care spending account, health savings account, and other similar benefits.

Do we offer employment agreements?

Except for Mr. DeCosmo, none of our named executive officers has an employment agreement. For a description of Mr. DeCosmo’s employment agreement, see the narrative disclosure following the Summary Compensation Table. In addition, occasionally we may sign a letter agreement with a new executive upon hiring, but generally they do not cover more than the first year’s pay and bonus.

Do we offer change in control agreements?

Yes. All of the named executive officers and most senior executives have change in control/severance agreements. For a description of the terms of these change in control/severance agreements, see the Potential Payments Upon Termination or Change in Control section of this proxy statement. We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

Do we provide perquisites to executives?

We generally do not provide perquisites to our executives that are not available to other employees. See the Summary Compensation Table and footnote 4 thereto for a summary of those benefits.

Do we offer any severance benefits for executives whose employment terminates?

We do not have a plan or policy to provide severance benefits to executives whose employment terminates. The CEO is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control/severance agreements discussed above. In return for the post-employment benefits, the CEO agrees not to compete with us for two years after departure.

Do we have a policy on “clawback” of compensation?

If an executive leaves under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we would pursue any legal rights we deemed appropriate under the circumstances.

Who oversees our executive compensation? What are the roles of executive officers in determining compensation?

Our Compensation Committee oversees executive compensation. Our Compensation Committee is composed entirely of independent, outside directors and establishes and administers our compensation programs and philosophies. Our CEO and our Chief Administrative Officer work closely with our Compensation Committee and recommend executive compensation amounts, except that the CEO does not participate in discussions regarding his own compensation. Our non-executive Chairman of the Board also participates in executive compensation discussions. Our CEO and Chief Administrative Officer consult with the other executive officers about compensation amounts for executives and other employees who report to them. Our Compensation Committee has final approval of all compensation amounts or formulas applicable to benefit plans in which executive officers participate.

Our Compensation Committee also:

•	establishes, administers, and approves bonus programs for non-executive employees and approves the aggregate amount of bonus pools for each business segment. Each executive officer recommends individual bonus amounts for employees under his or her direction, and the CEO approves or revises the individual amounts;

•	approves all equity-based award recipients and the amount of each award;

•	delegates to the CEO the responsibility for approving health and welfare programs for all employees. Executive officers participate in the same health and welfare programs as other salaried employees; and

•	delegates to certain of our executive officers the responsibility of maintaining the tax qualification status of our 401(k) plan, approving 401(k) plan provisions and formulas applicable to employees who are not executive officers, and overseeing the administration of the 401(k) and other benefit plans.

In addition, an investment committee, whose members include executive officers, oversees 401(k) plan fund choices. This investment committee reports annually to the Board.

Do we use benchmarking in compensation decisions? Who is our peer group?

We employ several methods to evaluate our executive compensation practices relative to those in other companies. We use publicly available market surveys to match the roles of our named executive officers to roles in the surveys. Also, our compensation consultant conducts an analysis of the named executive officers to assist us with establishing a budget for overall long-term incentive awards and to assist our Compensation Committee with setting compensation for the named executive officers. For further comparison, we evaluate the base salary, annual incentive awards, and long-term incentives provided to the named executive officers of the companies in our peer group. We extract this data from publicly available sources.

Many of our real estate competitors are private companies so we obtain survey data that includes private real estate companies. Our public company peer group includes a range of companies with various real estate development operations and land positions. In determining our peer group, we consider various metrics including revenues, net income, total assets, market capitalization and acres owned. We have selected the following companies for inclusion in our peer group for purposes of evaluating public company executive compensation:

Allete Inc.	MDC Holdings Inc.
Avatar Holdings Inc.	Plum Creek Timber Company, Inc.
Bluegreen Corporation	Post Properties Inc.
BRE Properties	Potlach Corp.
Brookfield Homes Corp.	Rayonier Inc.
Consolidated-Tomoka Land Co.	The St. Joe Company
Cousins Properties Inc.	Tejon Ranch Company
Forest City Enterprises, Inc.

In 2010, we anticipate revising our peer group to incorporate representation from the oil and gas sector.

Does the Compensation Committee use a compensation consultant?

Yes. The compensation consultant provides annual market and other specific information on executive pay and also attends our Compensation Committee meetings on request of the Compensation Committee. Our Compensation Committee periodically may meet in executive session with the compensation consultant. For 2009, our Compensation Committee engaged Hewitt as compensation consultant.

We also retained Hewitt to prepare the change in control calculations for disclosure in this proxy statement and on occasion to model the number of shares to be requested for stock incentive plans. From time to time, the compensation consultant occasionally may perform limited assignments for us regarding non-executive employees on a non-exclusive basis along with other compensation consultants, although we did not engage Hewitt to perform any such assignments in 2009. No compensation consultant or its affiliates provided additional services to us in excess of $120,000 during 2009.

Do we use tally sheets?

Yes. Tally sheets for each of the named executive officers are reviewed by our Compensation Committee for compensation each year. These tally sheets list the executive’s salary, proposed bonus and stock awards, and the 401(k) matching contribution, retirement, health and welfare benefits.

How is the CEO’s performance evaluated? Who determines CEO compensation?

Our full Board (excluding the CEO) completes an evaluation of the CEO each year, which is compiled and provided to the Compensation Committee. The Compensation Committee will report the results of that review to the full Board (excluding the CEO) in executive session. Factors evaluated include ROA, VC, and other financial and non-financial performance measures and objectives, including leadership, ethics, strategic planning, financial results, succession planning, human resources/equal employment opportunity, communications, external relations, and board relations. Our independent directors determine CEO pay with assistance from the Compensation Committee and the compensation consultant.

What are our governance practices regarding compensation oversight?

Our governance practices divide responsibility for compensation oversight into three levels:

• Stockholders:	Stockholders approve all stock incentive plans. We do not have any stock incentive plans that are not stockholder-approved.
• Board and Compensation Committee:	Our Compensation Committee is composed entirely of independent directors. The Compensation Committee establishes and oversees administration of our compensation program. The Compensation Committee ensures that stockholder-approved plans are administered in accordance with good governance practices and stockholder intent. The Compensation Committee is responsible for approval of salaries, bonuses and long-term incentive compensation paid to executive officers, bonus pools for non-executive employees, deferred compensation plans, and employment and change in control agreements. The full board reviews tally sheets for the CEO, evaluates CEO performance, approves succession plans, and acts on recommendations of the Compensation Committee.
• Management:	Management approves health and welfare programs for all employees, divides bonus pool amounts approved by the Compensation Committee into individual employee bonuses, approves any retirement plan changes other than those for executive officers, and administers all employee benefit and incentive plans on a day-to-day basis. Within management, the CEO and Chief Administrative Officer serve as liaisons with the Compensation Committee.

What are our equity award governance practices?

Our general practice is to make annual equity-based award grants each year at the February Board meeting. From time to time, we may grant equity-based awards to our executive officers outside the annual award process, such as in connection with the hiring of a new executive, for retention purposes, to reward exemplary performance, and/or for promotional recognition. The CEO provides initial award recommendations to our Compensation Committee for approval. The Compensation Committee approves awards, including the specific number of shares granted to specific individuals, which are ratified by the full board and valued at the closing price of our common stock on the NYSE on the grant date.

We do not have any program, plan or practice to time option grants or other stock-based awards in coordination with the release of material non-public information nor do we time the release of material non-public information for the purpose of affecting the value of executive compensation. Our policy for setting the timing of stock option grants does not allow executives to have any role in choosing the price of their options or other stock-based awards. We do not “back date,” “spring load” or reprice options or other stock-based awards.

What is our policy on Internal Revenue Code Section 162(m)?

We intend that compensation paid to our named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the Code so long as this can be achieved in a manner consistent with our other compensation objectives. We are requesting that our stockholders re-approve the material terms of our stock incentive plan for Section 162(m) purposes at the 2010 annual meeting of stockholders due to the 2009 expiration of the Section 162(m) transition rule that applied to us as a result of our spin-off from Temple-Inland.

What are the effects of accounting and tax treatment of each form of compensation on our compensation related decisions?

While the accounting and tax treatment may be a consideration when determining compensation, our Compensation Committee maintains the discretion to make compensation decisions that are in the best interest of the company and its shareholders regardless of the accounting and tax treatment.

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our CEO, CFO and three other executive officers who for 2009 had the highest compensation. We refer to these persons as our named executive officers. The information includes compensation for services to us in 2009 and 2008 and for services to Temple-Inland and its subsidiaries for 2007. The positions and responsibilities of our named executive officers during 2007 were significantly different than their positions and responsibilities assumed upon our spin-off.

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
		Salary	Bonus	Awards(1)	Awards(1)	Plan(1)	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)(2)	(3)(4)(5)(6)($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

James M. DeCosmo	2009	$500,000	$—	$750,000	$749,998	$287,000	—	$31,197	$2,318,195
President and CEO	2008	$508,185	$37,500	$819,340	$756,280	$157,500	$—	$43,436	$2,322,241
	2007	$307,962	$500,000	$—	$230,072	$—	$111,978 (6)	$24,839	$1,174,851
Christopher L. Nines	2009	$250,000	$—	$225,004	$225,002	$163,000	$—	$20,495	$883,501
Chief Financial Officer	2008	$242,544	$62,500	$248,110	$227,906	$77,500	$—	$25,921	$884,481
	2007	$157,308	$275,000	$—	$79,808	$—	$11,627 (6)	$10,346	$534,089
Craig A. Knight	2009	$350,000	$—	$450,008	$450,000	$200,000	$—	$26,041	$1,476,049
Chief Real Estate Officer	2008	$342,053	$81,000	$458,715	$679,630	$109,000	$—	$36,503	$1,706,901
	2007	$232,356	$500,000	$—	$124,700	$—	$36,401 (6)	$41,192	$934,649
David M. Grimm	2009	$250,000	$—	$225,004	$225,002	$170,000	$—	$19,900	$889,906
Chief Administrative Officer, General	2008	$248,493	$72,500	$248,110	$227,906	$77,500	$—	$22,831	$897,340
Counsel and Secretary	2007	$220,000	$235,000	$—	$63,909	$—	$55,347 (6)	$8,937	$583,193
Charles D. Jehl	2009	$250,000	$—	$225,004	$225,002	$150,000	$—	$19,481	$869,487
Chief Accounting Officer	2008	$246,263	$62,500	$248,110	$227,906	$77,500	$—	$23,097	$885,376
	2007	$185,000	$235,000	$—	$63,909	$—	$—	$14,363	$498,273

(1)	Assumptions used in the calculation of the amounts in columns (e) and (f) are included in Note 19 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010. The amounts represent the aggregate grant date fair values of equity awards granted pursuant to our 2007 Stock Incentive Plan during the applicable year, computed in accordance with ASC 718. The grant date fair values of restricted stock awards subject to the 1% minimum ROA performance condition are calculated based on the probable outcome of such condition.

(2)	Represents the change in the actuarial present value of accumulated pension benefits from September 30, 2006 to September 30, 2007 under a Temple-Inland defined benefit pension plan. There were no above-market or preferential earnings on deferred compensation. Subsequent to our spin-off from Temple-Inland, Forestar does not offer a defined benefit pension plan.

(3)	All other compensation for 2009 includes a $8,575 tax-qualified retirement contribution, a $4,500 401(k) company match, a $610 umbrella liability insurance policy, and the following:

			Contribution to
		Additional	Health
	Contribution	Life	Spending
	to SERP	Insurance	Account

Mr. DeCosmo	$15,750	$1,762	$—
Mr. Nines	$5,075	535	1,200
Mr. Knight	$10,325	2,031	—
Mr. Grimm	$5,425	790	—
Mr. Jehl	$5,075	721	—

(4)	All other compensation for 2008 includes a $8,575 tax-qualified retirement contribution, a $4,500 401(k) company match, a $500 umbrella liability insurance policy, and the following:

				Contribution to
		Personal	Additional	Health
	Contribution	use of	Life	Spending	Country
	to SERP	Aircraft	Insurance	Account	Club Dues

Mr. DeCosmo	$27,236	$1,140	$1,600	$—	$410
Mr. Nines	$10,064	—	535	1,200	1,072
Mr. Knight	$21,422	—	2,031	—	—
Mr. Grimm	$8,872	—	790	—	119
Mr. Jehl	$8,794	—	701	—	552

Beginning in 2008, we no longer provide our executives with country club memberships or car allowances. The above country club dues represent 2007 country club charges reimbursed to our executives in 2008.

(5)	All other compensation for 2007 includes a $4,000 401(k) company match, matching gifts for charitable contributions under a Temple-Inland charitable foundation program, and for Mr. Knight, a contribution by Temple-Inland of $19,508 to a defined contribution pension plan. Other perquisites for 2007 are as follows:

					Employee	Contribution to
	Personal				Relocation	Health	Umbrella	Retirement	Additional
	use of	Attorneys	Country	Car	Mortgage	Spending	Liability	Contributions to	Life
	Aircraft	Fees	Club Dues	Allowance	Subsidy	Account	Insurance	401(k) Plan	Insurance	Other

Mr. DeCosmo	$1,045	$1,902	$4,904	$954	$8,321	$—	$750	$—	$2,850	$113
Mr. Nines	—	—	3,930	—	—	550	750	—	1,033	83
Mr. Knight	—	—	—	7,500	—	—	500	7,875	1,683	126
Mr. Grimm	—	—	1,875	—	1,543	—	500	—	870	149
Mr. Jehl	—	—	2,200	—	—	—	500	6,478	1,185

(6)	Incremental cost of personal use of aircraft includes fuel costs, engine maintenance expenses, crew expenses, ground fees and other miscellaneous expenses such as meals. In 2007, reflects personal usage of Temple-Inland aircraft, and in 2008, reflects personal usage of our 15% undivided interest in Temple-Inland aircraft acquired in connection with our spin-off.

2009 GRANTS OF PLAN-BASED AWARDS

The following table summarizes 2009 grants of stock-based compensation awards and non-equity incentive awards made to the named executive officers:

						All Other	All Other
						Stock	Option
						Awards:	Awards:
			Estimated Possible			Number of	Number of	Base	Value of
	Equity		Payouts Under Non-Equity			Shares of	Securities	Price of	Stock and
	Award		Incentive Plan Awards(1)			Stock or	Underlying	Option	Option
	Grant	Type of	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Award	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. DeCosmo		Annual Bonus	$130,000	$287,000	$1,620,000
	2/10/09	Restricted Stock	—	—	—	40,366	—	$—	$375,000
	2/10/09	RSUs	—	—	—	40,366	—	$—	$375,000
	2/10/09	Options	—	—	—	—	59,010	$9.29	$232,499
	2/10/09	SARs	—	—	—	—	131,345	$9.29	$517,499
Mr. Nines		Annual Bonus	$70,000	$163,000	$810,000
	2/10/09	Restricted Stock	—	—	—	12,110	—	$—	$112,502
	2/10/09	RSUs	—	—	—	12,110	—	$—	$112,502
	2/10/09	Options	—	—	—	—	17,703	$9.29	$69,750
	2/10/09	SARs	—	—	—	—	39,404	$9.29	$155,252
Mr. Knight		Annual Bonus	$140,000	$200,000	$1,700,000
	2/10/09	Restricted Stock	—	—	—	24,220	—	$—	$225,004
	2/10/09	RSUs	—	—	—	24,220	—	$—	$225,004
	2/10/09	Options	—	—	—	—	35,406	$9.29	$139,500
	2/10/09	SARs	—	—	—	—	78,807	9.29	310,500
Mr. Grimm		Annual Bonus	$70,000	$170,000	$810,000
	2/10/09	Restricted Stock	—	—	$—	12,110	—	$—	$112,502
	2/10/09	RSUs	—	—	—	12,110	—	$—	$112,502
	2/10/09	Options	—	—	—	—	17,703	$9.29	$69,750
	2/10/09	SARs	—	—	—	—	39,404	$9.29	$152,252
Mr. Jehl		Annual Bonus	$70,000	$150,000	$810,000
	2/10/09	Restricted Stock	—	—	—	12,110	—	$—	$112,502
	2/10/09	RSUs	—	—	—	12,110	—	$—	$112,502
	2/10/09	Options	—	—	—	—	17,703	$9.29	$69,750
	2/10/09	SARs	—	—	—	—	39,404	$9.29	$155,252

(1)	The amounts shown in column (d) reflect the minimum threshold possible payment under our annual incentive program for 2009, which is based on our achievement of a 4% ROA, and assumes that the named executive officer’s value creation performance merited the full VC component percentage. The amounts shown in column (f) reflect the maximum threshold possible payment under our annual incentive program for 2009, which is based on our achievement of a 24% ROA, and assumes that the named executive officer’s value creation performance merited the full VC component percentage. The amounts shown in column (e) are based on the actual 2009 performance because the annual incentive program uses a sliding scale with no specific target amounts. For the 2009 annual incentive program, our Compensation Committee elected to pay the incentive one-third in cash and two-thirds in restricted stock, which restricted stock will vest one-third on each of the first three anniversaries of the date of grant. Because this determination (and the related grant) was made in February 2010, only the cash portion of the 2009 annual incentive is being reported in the Summary Compensation Table and the above table for 2009. The restricted stock portion of the 2009 annual incentive will be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table as a 2010 grant in our 2011 proxy statement. For more information regarding our annual incentive program, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	All restricted stock and RSUs awarded to the executives will vest on February 10, 2012, subject to satisfaction of a 1% minimum ROA performance condition. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. RSUs will be settled for cash.

(3)	All options and SARs awarded to the executives become exercisable in 25% increments on February 10 of 2010, 2011, 2012 and 2013 and have a ten year term expiring February 10, 2019. All grants to the named executive officers include a provision for acceleration of vesting in certain change of control situations. For options to purchase our common stock, shares may be withheld to pay taxes. SARs will be settled in cash.

(4)	The amounts in column (j) are valued based on the aggregate grant date fair value of the award determined pursuant to ASC 718. Assumptions used in the calculation of the amounts in this column (j) are included in Note 19 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Tables

Compensation Elements in Proportion to Total Compensation

In 2009, “salary” accounted for approximately 19% of the total compensation of the named executive officers, “bonus” accounted for approximately 35% of the total compensation of the named executive officers, incentive compensation (including both equity and non-equity) accounted for approximately 45% of the total compensation of the named executive officers, and other compensation accounted for approximately 1% of the total compensation of the named executive officers. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the objectives of our compensation program and our overall compensation philosophy.

Employment Agreements

Except for Mr. DeCosmo, we have not entered into employment agreements with any of our named executive officers.

Prior to our 2007 spin-off, we executed an employment agreement with Mr. DeCosmo that became effective as of the spin-off. The agreement has a three-year term, but is automatically extended by one year on the first anniversary of the effective date and each anniversary thereafter unless notice of nonrenewal is given at least one year in advance of such anniversary date.

During the term of the agreement, Mr. DeCosmo will receive a base salary, which may not be reduced below its level at the time the agreement became effective ($500,000) or any increase subsequently granted. He is eligible for a performance-based annual bonus, employee benefits, equity (long-term incentive plan) grants, and umbrella insurance. There are no parameters on the performance-based annual bonus, such as a maximum amount, and it is entirely within the discretion of our Compensation Committee except that it shall be substantially no less favorable than the bonus program applicable to our other senior executives.

Upon a qualifying termination of employment (defined generally in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this proxy statement) within two years following a change in control (defined in the same manner as under the change in control agreements described in the Potential Payments Upon Termination or Change in Control section of this proxy statement), Mr. DeCosmo would be generally entitled to the same benefits (including excise tax gross-up protection) as described under the change in control agreements in the Potential Payments Upon Termination or Change in Control section of this proxy statement, except that Mr. DeCosmo would receive a multiple of three times pay and benefits, and also would be credited with three extra years of service for purposes of determining his eligibility for any retiree medical or life insurance benefits. At this time, we do not offer retiree medical benefits. If Mr. DeCosmo were to experience such a qualifying termination of employment not within two years following a change in control, he would be entitled to those same benefits, except that the severance would be based on two times salary and bonus, health and welfare benefits and perquisites would continue for two years, and imputed service credit would be limited to an additional two years. Upon termination of employment for death or disability, Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Mr. DeCosmo would be required to execute a release of claims, and he has agreed that he will not compete with us for two years following his termination of employment for any reason.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2009

The following table summarizes stock-based compensation awards to acquire our common stock outstanding at December 31, 2009 for the named executive officers. Some awards arise out of equitable adjustment to Temple-Inland awards in connection with the spin-off.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
						Market	Plans:	Market or
					Number	Value of	Number of	Payout
					of Shares	Shares	Unearned	Value of
					or Units	or Units	Shares,	Unearned
	Number of	Number of			of Stock	of Stock	Units or	Shares,
	Securities	Securities			That	That	Other	Units or
	Underlying	Underlying	Option		Have	Have	Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	Not	Not	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	(#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. DeCosmo	833	—	$11.76	02/02/11					Vested
	2,000	—	13.26	02/01/12					Vested
	1,666	—	8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	5,333	—	20.26	02/04/15					Vested
	4,612	1,538	27.06	02/03/16					(2)
	3,075	3,075	30.56	02/02/17					(3)
	18,500	55,500	28.85	02/12/18					(4)
	—	59,010	9.29	02/10/19					(5)
	—	131,345	9.29	02/10/19					(6)
							6,666	$146,519	(7)
							8,333	$183,159	(8)
							28,400	$624,232	(9)
							40,366	$887,245	(10)
							40,366	$887,245	(11)
Mr. Nines	333	—	$9.83	08/01/13					Vested
	833	—	15.02	02/06/14					Vested
	1,250	—	20.26	02/04/15					Vested
	1,600	533	27.06	02/03/16					(12)
	1,066	1,067	30.56	02/02/17					(13)
	5,575	16,725	28.85	02/12/18					(14)
	—	17,703	9.29	02/10/19					(5)
	—	39,404	9.29	02/10/19					(6)
							875	$19,233	(15)
							8,600	$189,028	(9)
							12,110	$266,178	(10)
							12,110	$266,178	(11)

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plans:
						Market	Plans:	Market or
					Number	Value of	Number of	Payout
					of Shares	Shares	Unearned	Value of
					or Units	or Units	Shares,	Unearned
	Number of	Number of			of Stock	of Stock	Units or	Shares,
	Securities	Securities			That	That	Other	Units or
	Underlying	Underlying	Option		Have	Have	Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	Not	Not	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	(#)(1)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. Knight	833	—	$11.76	02/02/11					Vested
	1,666	—	13.26	02/01/12					Vested
	2,500	—	8.68	02/07/13					Vested
	1,666	—	15.02	02/06/14					Vested
	1,666	—	20.26	02/04/15					Vested
	2,500	833	27.06	02/03/16					(16)
	1,666	1,667	30.56	02/02/17					(17)
	16,625	49,875	28.85	02/12/18					(18)
	—	35,406	9.29	02/10/19					(5)
	—	78,807	9.29	02/10/19					(6)
							4,333	$95,239	(7)
							15,900	$349,482	(9)
							24,220	$532,356	(10)
							24,220	$532,356	(11)
Mr. Grimm	666	—	$13.26	02/01/12					Vested
	533	—	9.83	08/01/13					Vested
	400	—	15.02	02/06/14					Vested
	533	—	20.26	02/04/15					Vested
	1,281	427	27.06	02/03/16					(19)
	854	854	30.56	02/02/17					(20)
	5,575	16,725	28.85	02/12/18					(14)
	—	17,703	9.29	02/10/19					(5)
	—	39,404	9.29	02/10/19					(6)
							700	$15,386	(15)
							8,600	$189,028	(9)
							12,110	$266,178	(10)
							12,110	$266,178	(11)
Mr. Jehl	166	—	$9.83	08/01/13					Vested
	266	—	15.02	02/06/14					Vested
	400	—	20.26	02/04/15					Vested
	1,281	427	27.06	02/03/16					(19)
	854	854	30.56	02/02/17					(20)
	5,575	16,725	28.85	02/12/18					(14)
	—	17,703	9.29	02/10/19					(5)
	—	39,404	9.29	02/10/19					(6)
							700	$15,386	(15)
							8,600	$189,028	(9)
							12,110	$266,178	(10)
							12.110	$266,178	(11)

(1)	Value based on the closing market price of our common stock as reported on the NYSE on December 31, 2009 of $21.98. Market value shown assumes all performance criteria are met and the maximum value is paid.

(2)	Stock options to acquire 4,612 shares of our common stock are fully vested and exercisable; stock options to acquire 1,538 shares of our common stock will vest on February 3, 2010.

(3)	Stock options to acquire 3,075 shares are fully vested and exercisable; stock options to acquire 1,537 and 1,538 shares will vest on each of February 2, 2010 and 2011, respectively.

(4)	Stock options to acquire 18,500 shares are fully vested and exercisable; stock options to acquire 18,500 shares will vest on each of February 12, 2010, 2011 and 2012.

(5)	Stock options granted February 10, 2009 will vest 25% on each of the first four anniversaries of the grant date.

(6)	Stock appreciation rights payable in cash granted February 10, 2009 will vest 25% on each of the first four anniversaries of the grant date.

(7)	The restricted stock unit award vests on February 2, 2010 if a minimum 1% ROI criteria is met. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(8)	The restricted stock unit award vests on May 4, 2010 if a minimum 1% ROI criteria is met. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(9)	The restricted stock award vests on February 12, 2011 if a minimum 1% ROA criteria is met.

(10)	The restricted stock award vests on February 10, 2012 if a minimum 1% ROA criteria is met.

(11)	The restricted stock unit award vests on February 10, 2012 if a minimum 1% of ROI criteria is met. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(12)	Stock options to acquire 1,600 shares of our common stock are fully vested and exercisable; stock options to acquire 533 shares of our common stock will vest on February 3, 2010.

(13)	Stock options to acquire 1,066 shares are fully vested and exercisable; stock options to acquire 534 and 533 shares of our common stock will vest on February 2, 2010 and 2011, respectively.

(14)	Stock options to acquire 5,575 shares of our common stock are fully vested and exercisable; stock options to acquire 5,575 shares of our common stock will vest on each of February 12, 2010, 2011 and 2012.

(15)	The restricted stock unit award vests on February 2, 2010. The restricted stock unit award will be settled in cash as it vests based on the fair market value on the vesting date.

(16)	Stock options to acquire 2,500 shares of our common stock are fully vested and exercisable; stock options to acquire 833 shares of our common stock will vest on February 3, 2010.

(17)	Stock options to acquire 1,666 shares are fully vested and exercisable; stock options to acquire 834 and 833 shares of our common stock will vest on February 2, 2010 and 2011, respectively.

(18)	Stock options to acquire 16,625 shares of our common stock are fully vested and exercisable; stock options to acquire 16,625 shares of our common stock will vest on each of February 12, 2010, 2011 and 2012.

(19)	Stock options to acquire 1,281 shares of our common stock are fully vested and exercisable; stock options to acquire 427 shares of our common stock will vest on February 3, 2010.

(20)	Stock options to acquire 854 shares are fully vested and exercisable; stock options to acquire 427 shares of our common stock will vest on each of February 2, 2010 and 2011.

2009 OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock-based compensation awards exercised or vested in 2009 by the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	Upon Exercise	Acquired on Vesting	Upon Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Mr. DeCosmo	666	$4,036	6,133	$59,976
Mr. Nines	—	$—	875	$10,859
Mr. Knight	3,333	$19,031	4,166	$38,702
Mr. Grimm	—	$—	700	$8,687
Mr. Jehl	—	$—	700	$8,687

All option or stock awards exercised or vested in 2009 relate to pre-spin awards arising out of equitable adjustment to Temple-Inland awards in connection with the spin-off. Messrs. DeCosmo’s and Knight’s option awards were subject to expiration in 2009. All stock awards were restricted stock units settled in accordance with their original terms.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes nonqualified deferred compensation for the year 2009 for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)
	(b)	(c)	(d)	(e)	(f)

Mr. DeCosmo	$—	$15,750	$3,628	$—	$46,614
Mr. Nines	$—	$5,075	$1,341	$—	$16,480
Mr. Knight	$—	$10,325	$2,853	$—	$34,600
Mr. Grimm	$—	$5,425	$1,182	$—	$15,479
Mr. Jehl	$—	$5,075	$1,171	$—	$15,041

(1)	All contributions were made pursuant to our supplemental executive retirement plan, or SERP, a nonqualified defined contribution plan. The Internal Revenue Code limits the amount of compensation that can be used in calculations under a tax-qualified defined contribution retirement plan such as our 401(k) plan. In 2009 this limit was $245,000. As a result, any retirement benefits that cannot be paid under our tax-qualified defined contribution retirement plan due to these limitations are paid under the SERP. The SERP is unfunded and contains a provision for acceleration of payment in the event of a change in control. The retirement benefit, to the extent vested upon termination of employment, will be paid in lump-sum as soon as practicable after such termination. Any unvested portion would be forfeited.

(2)	Our SERP provides that earnings are credited annually on January 1 based on the balances as of the prior year-end based on the rate earned under Vanguard’s Intermediate-Term Treasury Fund, the same fund used in the underlying tax-qualified plan. This fund was selected when our SERP was adopted prior to our spin-off and our executives do not participate in setting the rate or the timing of payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have change in control/severance agreements with our named executive officers, other than the CEO. The CEO is party to an employment agreement with change in control provisions, the terms of which are summarized above. These agreements generally require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

The following events constitute a change in control for purposes of the change in control/severance agreements:

•	any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of the combined voting power of our securities;

•	the directors as of the date of the spin-off (and any subsequent directors nominated or appointed by at least two-thirds of the incumbent directors) ceasing to constitute a majority of our directors within any 24-month period;

•	consummation of a merger, consolidation, or recapitalization (unless the pre-event directors continue to represent a majority of the directors on the post-event board, at least 60% of the pre-event ownership survives, and, in the event of a recapitalization, no person owns 20% or more of the voting power of the securities (except to the extent such ownership existed pre-event));

•	the stockholders approve a liquidation or dissolution;

•	consummation of an agreement to sell, lease, or dispose of substantially all our assets; or

•	any other event that the Board determines to be a change in control.

Our 2007 Stock Incentive Plan uses similar change in control events.

As noted above, payments under the change in control/severance agreements are generally triggered by two events, a change in control plus a qualifying termination of employment. A qualifying termination of employment includes both involuntary termination by us without cause and voluntary termination by the executive for good reason. Cause includes willful and continued failure by executive to substantially perform executive’s duties after written demand for substantial performance by the Board or willful engaging in conduct that is demonstrably and materially injurious to us, monetarily or otherwise. Good reason includes assignment of duties substantially inconsistent with the executive’s status as a senior executive officer, material adverse alteration in the nature or status of the executive’s responsibilities, material reduction in base salary, relocation of principal place of employment more than 50 miles, or, during the two-year period following a change of control, failure to timely pay compensation or failure to provide benefits or a reduction in benefits to which executive was entitled pre-event. A qualifying termination will be deemed to have occurred after a change in control if the executive’s employment is terminated without cause or executive terminates for good reason before a change in control and such termination without cause or event giving rise to good reason was at the request of a person or entity that entered into an agreement with us, the consummation of which would result in a change of control.

Under the change in control/severance agreements and 2007 Stock Incentive Plan, the named executive officers other than Mr. DeCosmo would receive the following under qualifying circumstances:

•	their current cycle annual incentive bonus pro rated if the termination is before the end of the first half of the cycle or full annual incentive bonus if termination is during the second half of the cycle (and assuming achievement of performance goals at the target level);

•	lump sum severance equal to two times their current salary and two times target bonus, or if higher, the salary or actual bonus in any of the last three years;

•	health and welfare benefits provided for two years at no greater cost;

•	acceleration of vesting of all options, SARs, restricted shares, restricted stock units, and performance stock units;

•	two years of additional service credit for SERP benefits, if any;

•	lump sum payment equal to two years’ match under our 401(k) plan;

•	any retiree benefits to which the executive is entitled;

•	reimbursement for outplacement services for one year not to exceed 15% of base salary and target bonus, or if higher, the salary or actual bonus in any of the last three years; and

•	two years’ continuation of current perquisites.

The change in control/severance agreements entered into prior to 2008 also contain gross-up provisions in the event the officer is required to pay excise tax on these amounts. The gross up will only be paid if the change in control payments exceed 110% of the amount that would not be subject to excise tax; otherwise, payments are reduced to the maximum amount that will not trigger the excise tax. Beginning in 2008, any new change in control/severance agreements do not contain tax gross-up provisions.

The Temple-Inland Compensation Committee (for agreements entered into prior to our spin-off) or our Compensation Committee (for agreements entered into after the spin-off) determined that the amount of severance and benefits represented competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because there are fewer jobs at this level in the market. The executives often have a substantial percentage of their personal wealth dependent on the status of our company, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

In exchange for the promise of this compensation and benefits, the executive agrees to continue working during any potential change in control event until the earliest of six months from the potential change in control event, until the date of the change in control event, or until the executive is terminated by the company or terminates employment for good reason.

We believe that the change in control/severance agreements help us to attract and retain our executives by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we offer change in control agreements that generally provide severance benefits to executives whose employment terminates as a result of a change in control.

The following table summarizes the estimated amounts our named executive officers would have become entitled to under our change in control and termination agreements assuming different termination events occurred at December 31, 2009:

					Value of
			Value of	Value of	Performance
		Estimated	Stock	Restricted	Stock
		Bonus	Options	Stock	That					Excise
		Payment	That	That	Vests	Retirement	Welfare			Tax &	Aggregate
	Severance	(1)	Vest	Vests	(2)	Benefits	Benefits	Outplacement	Perquisites	Gross-Up	Payments

Mr. DeCosmo
Change In Control(3)	$3,720,000	$860,000	$2,415,607		$2,728,400	$86,475	$31,599	$75,000	$610	$3,175,341	$13,093,032
Retirement			$2,415,607		$2,728,400	$15,750					$5,159,757
Death(4)	$500,000	$860,000	$2,415,607		$2,728,400	$15,750					$6,519,757
Disability(4)	$500,000	$860,000	$2,415,607		$2,728,400	$15,750					$6,519,757
Termination for Good Reason(5)	$2,000,000	$860,000	$2,415,607		$2,728,400	$86,475	$31,599	$75,000	$610	$3,175,341	$11,373,032
Termination With or Without Cause(6)						$15,750					$15,750
Mr. Nines
Change In Control(3)	$1,100,000	$490,000	$724,687	$19,233	$721,384	$36,300	$29,354	$82,500	$610	$946,113	$4,150,181
Retirement			$724,687	$19,233	$721,384	$5,075					$1,470,379
Death(4)			$724,687	$19,233	$721,384	$5,075					$1,470,379
Disability(4)			$724,687	$19,233	$721,384	$5,075					$1,470,379
Termination With or Without Cause(6)						$5,075					$5,075

					Value of
			Value of	Value of	Performance
		Estimated	Stock	Restricted	Stock
		Bonus	Options	Stock	That					Excise
		Payment	That	That	Vests	Retirement	Welfare			Tax &	Aggregate
	Severance	(1)	Vest	Vests	(2)	Benefits	Benefits	Outplacement	Perquisites	Gross-Up	Payments

Mr. Knight
Change In Control(3)	$1,800,000	$600,000	$1,449,362		$1,509,433	$46,800	$21,066	$135,000	$610	$1,625,706	$7,187,977
Retirement			$1,449,362		$1,509,433	$10,325					$2,969,120
Death(4)			$1,449,362		$1,509,433	$10,325					$2,969,120
Disability(4)			$1,449,362		$1,509,433	$10,325					$2,969,120
Termination With or Without Cause(6)						$10,325					$10,325
Mr. Grimm
Change in Control(3)	$1,000,000	$510,000	$724,687	$15,386	$721,384	$37,000	$26,954	$75,000	$610	$888,809	$3,999,830
Retirement			$724,687	$15,386	$721,384	$5,425					$1,466,882
Death(4)			$724,687	$15,386	$721,384	$5,425					$1,466,882
Disability(4)			$724,687	$15,386	$721,384	$5,425					$1,466,882
Termination With or Without Cause(6)						$5,425					$5,425
Mr. Jehl
Change In Control(3)	$1,100,000	$450,000	$724,687	$15,386	$721,384	$36,300	$26,714	$82,500	610	$942,889	$4,100,470
Retirement			$724,687	$15,386	$721,384	$5,075					$1,466,532
Death(4)			$724,687	$15,386	$721,384	$5,075					$1,466,532
Disability(4)			$724,687	$15,386	$721,384	$5,075					$1,466,532
Termination With or Without Cause(6)						$5,075					$5,075

(1)	Executive is entitled to receive, as a result of the applicable termination event, an amount equal to the value of his 2009 incentive bonus.

(2)	Except in the case of a change in control, assumes performance criteria are ultimately met.

(3)	Assumes that the executive was terminated without cause or for good reason at the time of the change in control. Assumes for illustration only that the IRS considers the whole payment to be a “parachute payment” subject to the 20% excise tax. Any compensation not deemed to be a “parachute payment” will reduce the amount of excise tax and gross-up payable.

(4)	Except as provided under Mr. DeCosmo’s employment agreement described above, on termination of employment by death or disability, executives receive no payment other than payment of salary and benefits through the date of termination and payment through life insurance or disability insurance purchased by the executive and available to salaried employees generally. Mr. DeCosmo would receive a cash lump-sum payment equal to the sum of his annual base salary and a pro-rata portion of his annual target bonus. Under our Stock Incentive Plan, all options will immediately vest upon death or total disability and will remain exercisable for 12 months (death) or 36 months (disability). Restricted stock units and performance stock units will vest immediately, but performance stock units will only be paid if performance criteria are met.

(5)	Represents termination by us without cause of Mr. DeCosmo or termination by Mr. DeCosmo for good reason. Mr. DeCosmo’s employment agreement provides that he will receive a severance payment in the event of termination without cause or termination by him for good reason in addition to all other benefits which would be received in the event of a change in control. This assumes the termination event did not occur in connection with or within two years following a change of control.

(6)	Represents termination by us for cause of or termination with good reason by any executive other than Mr. DeCosmo; or termination without cause by any executive. We do not have a plan or policy to provide severance benefits to executives whose employment terminates with cause or without good reason. Mr. DeCosmo is the only executive who has an employment agreement with pre-established severance benefits, other than the change in control agreements. In return for the post-employment benefits, Mr. DeCosmo agreed not to compete with our company for two years after his departure.

TREATMENT OF STOCK AWARDS OTHER THAN UPON CHANGE IN CONTROL

In 2009, other than Mr. DeCosmo, none of the named executive officers had an employment contract or an agreement providing for severance payments in the event of termination of employment other than upon a change in control event. Under our Stock Incentive Plan, an employee whose employment terminates has three months to exercise any options that are exercisable. All other options and all unvested restricted stock units and unearned performance stock units are forfeited. The employee retains any dividends earned prior to termination.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, recommended to the Board of Directors that it be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in this proxy statement.

James A. Johnson, Chairman
Kathleen Brown
William G. Currie
James A. Rubright

Compensation Committee Interlocks and Insider Participation

Mr. DeCosmo is our only executive officer who serves as a member of our board of directors, but he does not serve on our Compensation Committee. None of our executive officers serve as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

PROPOSAL TO RE-APPROVE
MATERIAL TERMS OF 2007 STOCK INCENTIVE PLAN FOR SECTION 162(M) PURPOSES

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and related Treasury Regulations generally disallow a tax deduction by public companies for certain compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated executive officers (other than the CFO) (“covered officers”) unless such compensation is based on objective performance goals that are approved by the stockholders and otherwise meets the requirements for performance-based compensation under Section 162(m). Before our spin-off, our sole stockholder approved our 2007 Stock Incentive Plan (as amended, the “Plan”). Pursuant to a Section 162(m) transition rule applicable to spin-offs, performance-based compensation under the Plan qualified as performance based compensation under Section 162(m). However, this transition rule expired May 12, 2009. We think it is in the best interests of us and our stockholders that the $1 million deduction limit under Section 162(m) not apply to performance-based compensation paid under the Plan. To be compliant with Section 162(m), we are asking you to re-approve the material terms of the Plan.

For compensation to qualify as performance-based under Section 162(m), the material terms under which the particular performance-based compensation is to be paid, including (1) the performance goals, (2) the group of participants whose compensation would be subject to the performance goals, and (3) the maximum amount payable to an executive officer, must be disclosed to, and approved by, stockholders. Section 162(m) requires that the disclosure to stockholders be specific enough so that stockholders can determine the maximum amount of compensation that could be payable to the employee under a performance goal during a specified period.

Because the Section 162(m) transition period relating to our spin-off from Temple-Inland expired on May 12, 2009, stockholder approval of the material terms of the Plan is necessary for Section 162(m) purposes or else we may lose certain federal income tax deductions under Section 162(m). We believe it is prudent and in the best interests of us and our stockholders to qualify performance-based awards under the Plan as performance-based compensation under Section 162(m) (and therefore not subject to the $1 million deduction limitation) should this situation arise in future years.

We are not seeking stockholder approval of additional shares or other Plan amendments. We are seeking approval of the material terms of the Plan for Section 162(m) purposes only. The Plan itself has been previously approved. Thus, regardless of whether this proposal is approved, the Plan will continue to be in effect, and we will continue to be authorized to grant equity-based awards under the Plan. If this proposal is not approved, the only effect will be to cause performance-based compensation under the Plan not to be considered performance-based for Section 162(m) purposes, which would cause the $1 million deduction limit to apply to such compensation. We believe not qualifying performance-based compensation for Section 162(m) purposes would negatively impact us and our stockholders.

The material terms are as follows:

Participants Eligible.  Our directors, offices, employees and consultants are eligible to receive awards under the Plan. Performance-based awards may be granted to any of such persons under the Plan. Although Section 162(m) only limits the deductibility for compensation paid to our covered officers, we have expanded the list of persons who would be eligible to receive Section 162(m) qualified performance-based compensation in the event that one or more of them should become one of our covered officers in future years. Notwithstanding our ability to grant performance-based compensation to this group of eligible persons, nothing in this approval will obligate us to grant awards that satisfy the Section 162(m) performance-based compensation requirements to any of our employees or officers.

Performance Goals.  The performance goals for awards intended to qualify as “performance-based compensation” under Section 162(m) will be based on measurable and attainable financial targets selected by our Compensation Committee from the following list with respect to the company: satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics and achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation and amortization), earnings growth, earnings per share, economic value added, expenses, improvement of financial ratings, internal rate of return, market share, net asset value, return on assets, net income, net operating gross margin, net operating profit after taxes (“NOPAT”), net sales growth, NOPAT growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus our company’s cost of capital), revenues, real estate value creation, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions, working capital, or any other objective goals that the Compensation Committee of our Board of Directors establishes. Performance goals may be absolute in their terms or measured against or in relationship to other companies. Performance goals may be particular to an award recipient or the department, branch, affiliate, or division in which the award recipient works, or may be based on the performance of the company, on or more affiliates, or the company and one or more affiliates, and may cover such period(s) as the Compensation Committee may specify.

The performance goals will be established by our Compensation Committee in accordance with Section 162(m) and the applicable Treasury Regulations. At the end of the applicable performance period, our Compensation Committee will certify the attainment of the performance goals and may decrease, but not increase, the number of shares or cash payable upon attainment of such goals. To the extent our Compensation Committee does not satisfy the requirements of Section 162(m), performance-based compensation may be granted and administered by a committee of directors that meet such requirements.

Maximum Individual Annual Compensation.  Any awards of stock options or stock appreciation rights will have an exercise price not less than the fair market value of our common stock as of the date of grant. No individual participant may receive awards in any one calendar year covering more than 200,000 shares of our common stock, subject to adjustment upon certain corporate events described in the Plan. The maximum amount of cash payable to any employee pursuant to performance-based awards to the employee under the Plan during a calendar year cannot exceed $5 million.

Other Material Features of the Plan

The following summary of the other material terms of the Plan is qualified in its entirety by the full text of the Plan, which has been previously filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at www.sec.gov. You may also obtain, free of charge, a copy of the Plan by writing to our Corporate Secretary at Forestar Group Inc. 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746.

Purpose.  The purpose of the Plan is to attract and retain employees, members of our Board and consultants by providing them with additional incentives, and to promote the success of our company’s business.

Administration.  Our Board or one or more committees appointed by our Board will administer the Plan. For this purpose our Board has delegated general administrative authority for the Plan to our Compensation Committee. Our Board may delegate some or all of its authority with respect to the Plan to another committee of directors and may delegate certain limited award grant authority to one or more officers of our company. (The appropriate acting body, be it our Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the “Administrator.”) The Administrator determines the number of shares that are subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Along with other authority granted to the Administrator under the Plan, the Administrator may (i) determine fair market value, (ii) select recipients of awards, (iii) determine the number of shares subject to awards, (iv) determine the terms and conditions of awards, and (v) amend outstanding awards.

Eligibility.  Persons eligible to receive awards under the Plan include our officers, employees, consultants and members of our Board. The Administrator determines from time to time the participants to whom awards will be granted.

Authorized Shares; Limits on Awards.  The maximum number of common shares that may be issued or transferred pursuant to awards under the Plan equals 6,450,000, all of which may be subject to incentive stock option treatment. The total number of shares that may be issued for awards to any single participant during a calendar year is 200,000, and for cash awards is $5 million. In addition, shares that expire or are forfeited or terminated without being exercised or that are settled for cash are again available for grant of additional awards under the Plan within the limits provided by the Plan.

Adjustments or Changes in Capitalization.  In the event of any change in the outstanding shares of common stock by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or similar corporate transaction, the Administrator shall provide for a substitution for a adjustment in the (i) number and class of securities subject to outstanding awards, (ii) the consideration to be received upon exercise or vesting of an award, (iii) the exercise price of options, (iv) the aggregate number and class of securities for which awards may be granted under the Plan, and/or (v) the maximum number of securities with respect to which an employee may be granted awards during any calendar year.

Incentive Awards.  The Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance-based awards, as well as other stock-based awards (described in the Plan) that are responsive to changing developments in management compensation. The Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or SAR will expire, or other award will vest in accordance with the schedule set forth in the applicable award agreement.

Stock Option.  A stock option is the right to purchase common shares at a future date at a specified price per share generally equal to, but no less than, the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option (“ISO”) or a nonqualified stock option (“NQSO”). ISO benefits are taxed differently from NQSOs, as described under “Federal Income Tax Treatment of Awards under the Plan,” below. ISOs also are subject to more restrictive terms and are limited in amount by the Internal Revenue Code (the Code) and the Plan. The exercise price for each option granted is determined in accordance with the method as defined in the Plan, except that the option exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of incentive options granted to an employee who owns stock representing more than 10% of the voting power of our capital stock). All options granted under the Plan will expire no later than ten years from the date of grant (five years in the case of incentive options to an employee who owns stock representing more than 10% of the voting power of our capital stock). The method of exercising an option granted under the Plan will be set forth in the stock option agreement for that particular option. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

SARs.  SARs permit the holder to receive the appreciation in the value of our common stock directly from us in cash or shares of our common stock. Our Compensation Committee determines the number of covered shares, the exercise price, the vesting schedule for SARs, and whether the SARs will be settled in cash or stock. Upon exercise of vested SARs, the holder will receive, as determined by the Administrator, either (1) cash in an amount equal to the difference between the fair market value of our common stock at the date of exercise and the exercise price of the SAR, multiplied by the number of shares with respect to which the SARs are exercised or (2) a number of shares of our common stock equal to such amount of cash divided by fair-market value of our common stock on the date of exercise. The exercise price for each SAR granted will not be less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock.  A restricted stock award is typically for a fixed number of common shares subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Except for these restrictions and any others imposed by the Administrator, upon the grant of Restricted Stock the recipient will have rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock and to receive all dividends and other distributions paid or made with respect to the Restricted Stock. A stock bonus may be granted by the Administrator to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Administrator. The number of shares so awarded shall be determined by the Administrator and may be granted independently or in lieu of a cash bonus.

Restricted Stock Units.  Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather entitle the holder upon their settlement to the value of one share of our common stock. Restricted stock units granted under the Plan may or may not be subject to performance conditions. Restricted stock units will be settled in shares of our common stock or cash in an amount based on the fair market value of our common stock on the settlement date.

Performance Awards.  The payment of the value of a performance award is conditioned upon the achievement of performance goals set by the Compensation Committee at the time of granting the performance award and may be paid in cash, shares of our common stock, or a combination thereof. The maximum value of the cash that may be paid to a participant pursuant to a performance award granted in any year is $5 million. For a description of the performance goals, see discussion under “— General — Performance Goals”.

Other Stock-Based Awards.  The Plan also provides for grants of other stock-based awards with terms determined by our Administrator.

Transfer Restrictions.  Subject to certain exceptions, awards under the Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her.

Termination of or Changes to the Plan.  Our Board may amend, alter or discontinue the Plan at any time. No such amendment or termination, however, may impair the rights of any holder of outstanding awards without his or her consent, and no award may be amended or otherwise subject to any action that would be treated, for accounting purposes, as a “repricing” of such award.

Change in Control.  Vesting of awards may be accelerated in the event of certain change in control situations.

Federal Income Tax Treatment of Awards under the Plan

Federal income tax consequences relating to awards under the Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, we are generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, we are generally not entitled to a deduction nor does the optionee recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses and performance share awards are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. We will generally have a corresponding deduction at the time the participant recognizes income. However, as for those awards subject to ISO treatment, we would generally have no corresponding compensation deduction.

If an award is accelerated under the Plan in connection with a change in control (as this term is used under the Code), we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards which are not “performance-based” within the meaning of Section 162(m) of the Code may not be permitted to be deducted by us in certain circumstances.

New Plan Benefits

Awards are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote and present in person or represented by proxy at the annual meeting is required for re-approval of the material terms of the Plan for Section 162(m) purposes. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE 2007 STOCK INCENTIVE PLAN FOR SECTION 162(m) PURPOSES.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial statements; compliance with legal and regulatory requirements; the adequacy of internal control over financial reporting; and the independence, qualifications, and performance of the independent registered public accounting firm and the internal auditors. Our duties and responsibilities are more fully described in our charter, which is available on our web site www.forestargroup.com.

Management is responsible for the financial statements, the effectiveness of internal control over financial reporting, and compliance with legal and regulatory requirements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the financial statements and expressing its opinion on the conformity of the financial statements with generally accepted accounting principles.

In fulfilling our oversight responsibilities, we reviewed and discussed with management and with Ernst & Young LLP the audited financial statements for the year ended December 31, 2009. We also reviewed and discussed the audit plans and results and the matters required to be discussed with Ernst & Young LLP by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, we received and reviewed the written disclosures and letter from Ernst & Young LLP required by applicable rules of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP their independence.

Based on this, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee:

James A. Rubright, Chairman
Kathleen Brown
Thomas H. McAuley
William C. Powers, Jr.

PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for 2010. Ernst & Young LLP currently serves as our independent registered public accounting firm.

Fees paid to Ernst & Young LLP for the last two years were (in thousands):

	2009	2008

Audit Fees(1)	$510	$490
Audit-Related Fees(2)	54	6
Tax Fees(3)	17	—
All Other Fees	0	1

Total	$581	$497

(1)	Audit fees include the annual audit and quarterly reviews of our financial statements, consultation on new accounting standards and current transactions, and normal assistance with annual and periodic filings of our financial statements with the Securities and Exchange Commission.

(2)	Audit-related fees include consultation on the application of proposed accounting standards, and consultation on accounting for proposed transactions.

(3)	Tax fees include assistance in the preparation of our federal, state, and local income and franchise tax returns and in the periodic examinations thereof by regulatory authorities and consultation on the tax treatment for transactions.

All services provided by the independent registered public accounting firm must be pre-approved by the Audit Committee. Under the pre-approval policy, the Audit Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of the Audit Committee meeting. The types of services the Audit Committee pre-approves annually are the audit, audit-related, and certain tax services described above.

A pre-approval subcommittee consisting of the Chairman of the Audit Committee and one other member of the Audit Committee may grant approvals between Audit Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit Committee at its next meeting. Pre-approval is not required for non-audit services that were not recognized as non-audit services at the time of engagement, if the aggregate amount of such services does not exceed the lesser of $100,000 or 5% of the total amount of revenues paid to the independent registered public accounting firm during that fiscal year and such services are promptly brought to the attention of and approved by the Audit Committee prior to completion of the current year’s audit. During 2009, no services were approved pursuant to this exception.

In addition, the Audit Committee must separately pre-approve any significant changes in scope or fees for any approved service. No pre-approval authority is delegated to management. Quarterly, the committee reviews the specific services that have been provided and the related fees.

Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification is not required for the selection of Ernst & Young LLP, because the Audit Committee has the responsibility for selecting our independent registered public accounting firm. The selection, however, is being submitted for ratification by the stockholders at the annual meeting. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the selection.

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the annual meeting is required for the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2010. Any share not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

OTHER MATTERS

Other Business to be Presented

Our Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the annual meeting. If, however, any other business should properly be presented for consideration at the annual meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 annual meeting, the proposal must be received by our Corporate Secretary by December 1, 2010 and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after December 1, 2010 will not be considered for inclusion in our 2011 proxy statement.

Our Bylaws contain an advance notice procedure with regard to items of business to be brought before an annual meeting of stockholders by a stockholder. These procedures require that notice be made in writing to our Corporate Secretary. The notice must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the case of an annual meeting called for a date more than 50 days prior to the anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the annual meeting is first mailed to stockholders or made public, whichever occurs first. Stockholder proposals to be brought before our 2011 annual meeting and submitted outside the processes of Rule 14a-8 will be considered untimely if they are submitted before January 31, 2011 or after February 25, 2011. Our Bylaws require that the notice of the proposal contain certain information concerning the proposing stockholder and the proposal.

Our Bylaws also contain an advance notice procedure for the nomination of candidates for election to the Board of Directors by stockholders. For a brief description of the nomination procedures, see How Nominees Are Selected . Director nominations to be brought by stockholders before our 2011 annual meeting will be considered untimely if they are submitted before January 31, 2011 or after February 25, 2011.

Voting Questions or Assistance

If you have any questions or require assistance with the voting process, please contact:

D. F. King & Co., Inc.
48 Wall Street
New York, New York 10005
(800) 714-3312

This Proxy Statement is being sent to you by the Forestar Board of Directors.

David M. Grimm
Secretary

Austin, Texas
March 31, 2010

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2010.

Vote by Internet · Log on to the Internet and go to www.investorvote.com/for · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Directors of Forestar Group Inc. recommend voting FOR proposals 1, 2, and 3.

1.  To elect four (4) directors to the Board of Directors. These four directors will serve as directors until their terms expire or, if later, until replacement directors are elected who meet all necessary qualifications.
+

	For	Withhold		For	Withhold		For	Withhold

01 - Kenneth M. Jastrow, II	☐	☐	02 - James M. DeCosmo	☐	☐	03 - James A. Johnson	☐	☐

04 - Richard M. Smith	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To re-approve the material terms of our 2007 Stock Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.	☐	☐	☐	3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the year 2010.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Forestar Group Inc.

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting on May 11, 2010
The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and proxy statement each dated March 31, 2010 and does hereby appoint James M. DeCosmo, Christopher L. Nines and Charles D. Jehl and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated below, all the shares of Common Stock, par value $1.00 per share, of Forestar Group Inc. held of record by the undersigned at the close of business on March 15, 2010 at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010, and any adjournment(s) or postponement(s) thereof.
YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted on appear on reverse side.)